UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Level 3 Communications, Inc.

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LEVEL 3 COMMUNICATIONS, INC.

1025 Eldorado Boulevard

Broomfield, CO 80021

April 7, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. (“Level 3”) to be held at 9:00 a.m. on May 19, 2016, at the Level 3 Headquarters, 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

At the Annual Meeting, you will be asked to consider and act upon the following matters:

•	the election to our Board of Directors of 11 directors, each for a one-year term until the 2017 Annual Meeting of Stockholders or until their successors have been elected and qualified; and

•	the approval, on an advisory basis, of our named executive officers’ executive compensation; and

•	the approval of an amendment to our Restated Certificate of Incorporation to delete the requirement that stockholders can remove a director only “for cause;” and

•	the ratification of our By-law providing that Delaware is the exclusive forum for certain legal actions; and

•	the ratification of the appointment of our independent auditor; and

•	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you:

•	elect the 11 nominees for director, each for a one-year term until the 2017 Annual Meeting of Stockholders;

•	approve, on an advisory basis, of our named executive officers’ executive compensation;

•	approve an amendment to our Restated Certificate of Incorporation to delete the requirement that stockholders can remove a director only “for cause;”

•	ratify our By-law providing that Delaware is the exclusive forum for certain legal actions; and

•	ratify the appointment of our independent auditor.

Information concerning these proposals and other important information is contained in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, if you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials previously mailed to you, or, if you requested or otherwise received printed copies of the proxy materials, you can also vote by mail, by telephone or over the Internet as instructed on the proxy card you received. If you attend the Annual Meeting, you may vote in person even if you have previously returned a proxy card. Following the completion of the formal business portion of the Annual Meeting, members of our senior management will be making a presentation. We expect that this presentation will be followed by an open question and answer session with members of our senior management. We anticipate that the Annual Meeting will conclude at the end of the question and answer period, but in any event promptly at 10:30 a.m.

Sincerely,

James O. Ellis, Jr. Chairman of the Board

Level 3 Communications | 2016 Proxy Statement	i

PROXY STATEMENT

Notice of 2016 Annual Meeting of Stockholders

When:	Thursday, May 19, 2016 at 9:00 a.m.

Where:	Headquarters of Level 3 Communications, Inc. 1025 Eldorado Boulevard Broomfield, Colorado 80021

Items of Business:

1.      To elect to our Board of Directors 11 directors, each for a one-year term until the 2017 Annual Meeting of Stockholders or until their successors have been elected and qualified; and

2.      To approve, on an advisory basis, the named executive officer executive compensation; and

3.      To approve an amendment to our Restated Certificate of Incorporation to delete the requirement that stockholders can remove a director only “for cause;” and

4.      To ratify our By-law providing that Delaware is the exclusive forum for certain legal actions; and

5.      To ratify the appointment of our independent auditor; and

6.      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of that meeting.

Record Date:	The Board of Directors has fixed the close of business on March 31, 2016, as the record date for the determination of the holders of our common stock entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of Level 3 common stock at the close of business on March 31, 2016, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement. As of May 9, 2016, ten days prior to the Annual Meeting, a list of stockholders entitled to notice of the Annual Meeting and that have the right to vote at the Annual Meeting will be available for inspection at the Level 3 offices located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

Required Votes:

Each of the 11 nominees for director will be elected by a majority of the votes cast with respect to that nominee. Since this election is not contested, a “majority of votes cast” means that the number of votes “For” a nominee’s election needs to be greater than the number of votes cast as “Against” with respect to that nominee’s election.

The proposals to amend our Restated Certificate of Incorporation and to ratify our exclusive forum By-law require the affirmative vote of stockholders holding at least a majority of the outstanding shares of our common stock.

Each of the other proposals to be considered at the Annual Meeting requires the affirmative vote of a majority of the votes cast by holders of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Attendance:	ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU, OR, IF YOU REQUESTED OR OTHERWISE RECEIVED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR OVER THE INTERNET AS INSTRUCTED ON THE PROXY CARD THAT YOU RECEIVED. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

Dated: April 7, 2016	By Order of the Board of Directors
John M. Ryan
Executive Vice President and Secretary

By Mail	By Telephone	By Internet	In Person
You may vote your shares by marking your proxy card and returning in the postage-paid envelope.	You may vote your shares by calling 1-800-690-6903.	You can vote your shares online at www.proxyvote.com.	You can vote in person at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 19, 2016:

The Level 3 Communications, Inc. Proxy Statement for the 2016 Annual Meeting of Stockholders and

the 2015 Annual Report to Stockholders are available at http://www.proxyvote.com.

LEVEL 3 COMMUNICATIONS, INC.

1025 Eldorado Boulevard

Broomfield, CO 80021

PROXY STATEMENT

April 7, 2016

2016 ANNUAL MEETING OF STOCKHOLDERS

May 19, 2016

We are furnishing you this Proxy Statement in connection with the solicitation of proxies on behalf of the Board of Directors of Level 3 Communications, Inc. (“Level 3,” the “company,” “we,” “us,” or “our”) to be voted at the Annual Meeting of Stockholders to be held on May 19, 2016, or any adjournment or postponements thereof (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting, the accompanying Proxy and the Annual Report to Stockholders are first being mailed or made available to Stockholders on or about April 8, 2016. We sometimes refer to our Board of Directors as the “Board” and to this document as the “Proxy Statement.”

You should read the entire Proxy Statement before you cast your vote.

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

At the Annual Meeting, the 11 directors that are standing for election will be elected to hold office for a one-year term until the 2017 Annual Meeting, or until their successors have been elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will, in their discretion, vote for that replacement nominee, if any, as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy.

Nomination Procedures

In exploring potential candidates for director, the Nominating and Governance Committee of the Board considers individuals recommended by members of the committee, other directors, members of management, stockholders or self-nominated individuals. The committee is advised of all nominations submitted to us and determines whether it will further consider those candidates using the criteria described below. The committee members apply the criteria described below, and also exercise their judgment to select those potential candidates they believe are best suited to serve as members of our Board and, when considered as a group, provide a diversity of viewpoints, professional experiences, educational backgrounds, professional skills and other individual qualities and attributes that contribute to Board heterogeneity and effectiveness, including the potential candidate’s prior Board tenure.

In order to be considered, each proposed candidate must:

•	be ethical;

•	have proven judgment and competence;

•

have professional skills and experience in dealing with a large, complex organization or in dealing with complex issues that are complementary to the background and experience represented on the Board and that meet our needs;

•	have demonstrated the ability to act independently and be willing to represent the interests of all stockholders and not just those of a particular philosophy or constituency; and

•	be willing and able to devote sufficient time to fulfill his/her responsibilities to Level 3 and our stockholders.

Level 3 Communications | 2016 Proxy Statement	1

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

After the Nominating and Governance Committee has completed its evaluation, it presents its recommendation to the full Board for the full Board’s consideration and approval. In presenting its recommendation, the committee also reports on other candidates who were considered but not selected.

In connection with our acquisition of Global Crossing Limited (“Global Crossing”), on April 10, 2011, we entered into a Stockholder Rights Agreement with STT Crossing Ltd. (“STT Crossing”), which was the majority shareholder of Global Crossing. We refer to this agreement as the STT Stockholder Rights Agreement. Pursuant to the STT Stockholder Rights Agreement, STT Crossing has the right to nominate for election to the Board that number of individuals as required by the terms of that agreement. For 2016, STT Crossing is entitled to designate for nomination two individuals and has selected Steven T. Clontz and Peter Seah Lim Huat.

Pursuant to the STT Stockholder Rights Agreement, the Nominating and Governance Committee of the Board, subject to the fiduciary duties of the members of that committee and any applicable regulation or listing requirement of the New York Stock Exchange, is obligated to nominate the individuals designated by STT Crossing for election to the Board. In addition, the Board is required to recommend that the stockholders vote in favor of the nominees designated by STT Crossing and we are required to use all reasonable efforts to cause the individuals to be elected as members of the Board. In making its recommendations to the full Board regarding the nominees for election to our Board at the Annual Meeting, the Nominating and Governance Committee of the Board considered the reasons stated by STT Crossing for why its designees were selected. These reasons are included in the Board Skills Matrix and the biographies below for each of the STT Crossing designees.

We will report any material change to any of these procedures in a quarterly or annual filing with the Securities and Exchange Commission, or the SEC, and any new procedure will be available on our website at www.level3.com.

The members of the Nominating and Governance Committee believe that each of the nominees meet the criteria described above. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Level 3 and our Board.

2	Level 3 Communications | 2016 Proxy Statement

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

Director Qualifications, Experience and Tenure

Board Skills Matrix

Executive Management experience is important because directors with experience running public/private companies or other large organizations typically possess strong leadership qualities and the ability to identify and develop those qualities in others
Industry experience is important in overseeing the development and implementation of our business strategy and operating plan
Accounting/Finance experience is important in overseeing our financial reporting and internal controls to assure transparency and accuracy
Risk Management experience is important in overseeing the risks facing the Company
Global experience is important in understanding and reviewing our global business and strategy
Investor experience is important in overseeing our interface with the investment community and matters related to stockholder engagement
Cybersecurity experience is important in overseeing the cyber risks facing the Company and protecting corporate cybersecurity
Government/Regulatory experience is important to understand our business with various federal, state and local governmental departments and agencies and key regulatory issues affecting the company
US citizens who possess U.S. security clearance required pursuant to Executive Order 12968 to be appointed to the Classified Business and Security Committee
STT Designee by STT Crossing is required pursuant to the STT Stockholder Rights Agreement

Level 3 Communications | 2016 Proxy Statement	3

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

Set forth below is information as of March 15, 2016, about our nominees for election to our Board of Directors.

  ADMIRAL JAMES O. ELLIS JR. (USN, Retired)

Former Commander,
U.S. Strategic Command

Director since: 2005

Chairman of the Board: 2014

Independent

Age: 68

Committees:

Chairman of the Nominating and Governance Committee;

Member of the Classified Business and Security Committee

Qualifications:

Mr. Ellis has over 40 years of experience in managing and leading large and complex technology-focused organizations, in large part as a result of serving for 35 years as an active duty member of the U.S. Navy.

The Board selected Mr. Ellis to serve as a director because it believes that it benefits from his insights gained from his years of management and government experience as we continue to implement our business strategy and review opportunities to grow our business with various federal, state and local governmental departments and agencies.

Experience:

Mr. Ellis has been a private investor since May 2012, and he has served as an Annenberg Distinguished Fellow of the Hoover Institution at Stanford University since November 2014. From May 2005 until May 2012, Mr. Ellis was the President and Chief Executive Officer of the Institute of Nuclear Power Operations. Prior to that, Mr. Ellis served as Commander, U.S. Strategic Command in Omaha, Nebraska, reporting directly to the Secretary of Defense, from July 2004 until retiring in May 2005. In his 35-year naval career, he held seven commands. A graduate of the U.S. Naval Academy, he also holds M.S. degrees in Aerospace Engineering from the Georgia Institute of Technology and in Aeronautical Systems from the University of West Florida. Mr. Ellis has been elected to The National Academy of Engineering, which honors those who have made outstanding contributions to engineering research, practice, or education.

Mr. Ellis is a director of Dominion Resources, Inc. and Lockheed Martin Corporation. Mr. Ellis served on the Board of Directors of Inmarsat PLC until March 2015.

4	Level 3 Communications | 2016 Proxy Statement

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

  JEFF K. STOREY

President and CEO of Level 3 Communications Director since: 2013 Age: 55 Committees: Member of the Classified Business and Security Committee

Qualifications:

Mr. Storey has 30 years of experience in leading companies in various portions of the telecommunications industry.

The Board selected Mr. Storey to serve as a director because he is our Chief Executive Officer, and the Board believes that it is critical that our Chief Executive Officer serve as a member of our Board for a variety of reasons, including his key role in formulating and leading the implementation of our business strategy.

Experience:

Mr. Storey has been our President and Chief Executive Officer since April 2013. Before that, he was President and Chief Operating Officer of Level 3 from December 2008 until April 2013. From December 2005 until May 2008, Mr. Storey was President, Leucadia Telecommunications Group of Leucadia National Corporation, where he directed and managed Leucadia’s investments in telecommunications companies. Prior to that, beginning in October 2002, Mr. Storey was President and Chief Executive Officer of WilTel Communications Group, LLC until its sale to the Company in December 2005. Prior to this position, Mr. Storey was Chief Operations Officer, Network for Williams Communications, Inc., where he had responsibility for all areas of operations for the company’s communications network, including planning, engineering, field operations, service delivery and network management.

  GENERAL KEVIN P. CHILTON (USAF, Retired)

Former Commander,
U.S. Strategic Command

Director since: 2012

Independent

Age: 61

Committees:

Chairman of the Classified Business and Security Committee

Member of the Nominating and Governance Committee

Qualifications:

Mr. Chilton has over 34 years of experience managing operations for the U.S. Department of Defense nuclear, space and cyberspace operations.

The Board selected Mr. Chilton to serve as a director because it will benefit from his extensive command and leadership experience in the Air Force, which provides him with a valuable blend of political, legislative, international and regulatory knowledge and experience as we continue to implement our business strategy and review opportunities to grow our business with various federal, state and local governmental departments and agencies.

Experience:

Mr. Chilton has been an independent consultant since February 2011. In February 2011, he retired from the U.S. Air Force. He served as Commander, U.S. Strategic Command, from 2007 through 2011, overseeing the U.S. Department of Defense nuclear, space and cyberspace operations. From 2006 to 2007, Mr. Chilton served as Commander of Air Force Space Command, where he was responsible for all Air Force space and nuclear ICBM programs. Mr. Chilton also served as a NASA astronaut from 1987 to 1996, including on three space shuttle flights, and as the Deputy Program Manager for the International Space Station from 1996 to 1998.

Mr. Chilton is a member of the Board of Trustees of the Aerospace Corporation, the USAF Academy Falcon Foundation, and the Board of Governors of the Los Alamos and Lawrence Livermore National Laboratory. Mr. Chilton is a director of Anadarko Petroleum Corporation and Orbital ATK Corporation.

Level 3 Communications | 2016 Proxy Statement	5

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

  STEVEN T. CLONTZ

Senior Executive Vice President, Singapore Technologies Telemedia
Pte. Ltd.

Director since: 2012

Independent

Age: 65

Committees:

Chairman of the Strategic Planning Committee

Member of the Nominating
and Governance Committee

Qualifications:

Mr. Clontz has held several senior executive positions and has experience leading companies outside of the United States, including telecommunications companies.

Mr. Clontz has been designated as a nominee by STT Crossing pursuant to the STT Stockholder Rights Agreement. STT Crossing believes that Mr. Clontz brings to Level 3’s board extensive telecommunications business and operating experience, and that his leadership roles at non-U.S. companies bring an international perspective that adds diversity to the deliberations of Level 3’s Board.

Experience:

Mr. Clontz served as a member of the executive committee of Global Crossing from December 2003 until its sale to the Company in October 2011. Mr. Clontz has been Senior Executive Vice President (International) of Singapore Technologies Telemedia Pte. Ltd. since January 2010. Effective March 2013, Mr. Clontz is also a Corporate Adviser to Temasek Holdings (Private) Limited. He was chief executive officer of StarHub Ltd from 1999 to 2009 and has served as the Non-Executive Chairman of StarHub Ltd since July 2015 and as a director since 1999. From 1995 to 1998, Mr. Clontz served as chief executive officer, president and a director of IPC Information Systems. Prior to that, Mr. Clontz worked at BellSouth International, joining in 1987 and holding senior executive positions of increasing responsibility, serving the last three years as president Asia-Pacific. Mr. Clontz began his career as an engineer with Southern Bell in 1973.

Mr. Clontz served as a director of Interdigital, Inc. from 1999 until 2015 and Equinix from 2005 until 2014.

  IRENE M. ESTEVES

Former CFO of Time Warner Cable Director since: 2014 Independent Age: 56 Committees: Member of the Audit Committee

Qualifications:

Ms. Esteves has over 20 years of experience overseeing global finance, risk management, finance operations, human resources and corporate strategy for prominent U.S. and global companies, including Time Warner Cable Inc.

The Board believes Ms. Esteves brings a strong history of strategic leadership, strong accounting and finance background, and valuable industry perspective to the Level 3 Board.

Experience:

Ms. Esteves is an experienced public company executive, having served most recently as Chief Financial Officer of Time Warner Cable Inc. from July 2011 to May 2013. Ms. Esteves previously served as Executive Vice President and Chief Financial Officer of XL Group plc from May 2010 to June 2011. Prior to that position, Ms. Esteves served as Senior Vice President and Chief Financial Officer of Regions Financial Corporation from April 2008 to February 2010 and as Chief Financial Officer of the Capital Management Group, Wachovia Corporation from 2006 to 2008.

Ms. Esteves was a member of the tw telecom inc. Board of Directors from June 2014 until October 31, 2014 and previously served on the Board of Directors of Timberland Co. and Johnson Diversey Inc. Ms. Esteves is a director of Aramark and Spirit AeroSystems Holdings.

6	Level 3 Communications | 2016 Proxy Statement

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

  T. MICHAEL GLENN

Executive Vice President, FedEx Corporation Director since: 2012 Independent Age: 60 Committees: Member of the Audit Committee

Qualifications:

Mr. Glenn has over 30 years of business leadership experience in an organization that is known for highly developed processes and worldwide operations.

The Board selected Mr. Glenn to serve as a director because it believes that he brings extensive executive leadership, strategic, marketing, process development and communications experience on a worldwide basis to our Board from his service as one of the top leaders at FedEx Corporation.

Experience:

Since 1998, Mr. Glenn has been the Executive Vice President—Market Development and Corporate Communications of FedEx Corporation. Mr. Glenn is a member of the five-person executive committee, responsible for planning and executing FedEx’s strategic business activities. Since 2000, Mr. Glenn also serves as President and Chief Executive Officer of FedEx Corporate Services. From 1994 to 1998, Mr. Glenn was Senior Vice President—Marketing and Corporate Communications of FedEx Express.

Mr. Glenn was formerly a director of Deluxe Corporation and Renasant Corporation. Mr. Glenn is a director of Pentair Inc.

  SPENCER B. HAYS

Former Deputy General Counsel of Time Warner Inc. Director since: 2014 Independent Age: 71 Committees: Member of the Compensation Committee

Qualifications:

Mr. Hays is a senior corporate attorney with over 25 years of experience with a large public company, including experience in the telecom industry.

The Board selected Mr. Hays to serve as a director because Mr. Hays has broad experience in a wide array of issues confronting public companies, including corporate governance, executive compensation, mergers and acquisitions, finance, securities and business law and corporate compliance.

Experience:

Mr. Hays served as Senior Vice President and Deputy General Counsel of Time Warner Inc., from January 2001 to March 2006. Prior to that, Mr. Hays served as Vice President and Deputy General Counsel of Time Warner Inc., from its formation in 1990 to January 2001.

Mr. Hays was a member of the tw telecom inc. Board of Directors from October 1999 to September 2006 and from April 2007 until October 31, 2014.

Level 3 Communications | 2016 Proxy Statement	7

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

  MICHAEL J. MAHONEY

Former CEO of Commonwealth Telephone Enterprises, Inc. Director since: 2007 Independent Age: 65 Committees: Chairman of the Compensation Committee

Qualifications:

Mr. Mahoney has over 30 years of experience in leading and directing companies in the telecommunications industry, having most recently served as the Chief Executive Officer of Commonwealth Telephone Enterprises, Inc. (‘‘Commonwealth’’).

The Board selected Mr. Mahoney to serve as a director because it believes he has extensive experience related to the delivery of communications services to a wide variety of customers, and because he has run a communications company with many of the same issues that we face. As a former chief executive officer, Mr. Mahoney has been involved in strategic planning, operations, succession planning, compensation, employee management and the evaluation of acquisition opportunities.

Experience:

Mr. Mahoney has been a private investor since March 2007. From 2000 until March 2007, Mr. Mahoney was the President and Chief Executive Officer of Commonwealth. Prior to that, from 1997 until 2000, Mr. Mahoney was President and Chief Operating Officer of RCN Corporation. Mr. Mahoney also served as President and Chief Operating Officer of C-TEC Corporation from 1993 until 1997.

Mr. Mahoney was previously a member of the Board of Trustees of Wilkes University. Mr. Mahoney is a director of FairPoint Communications, Inc.

  KEVIN W. MOONEY

President, Blackbaud, Inc. Director since: 2014 Independent Age: 57 Committees: Member of the Audit Committee

Qualifications:

Mr. Mooney has extensive experience in telecommunications operations and, as a former chief financial officer of a public telecommunications company, in accounting matters.

The Board selected Mr. Mooney to serve as a director because Mr. Mooney brings perspective from his experience with a non-telecommunications enterprise organization, his finance and accounting background and his expertise in telecommunications, IT infrastructure and software.

Experience:

Since October 2009, Mr. Mooney has served as President, General Markets Division, of Blackbaud, Inc., a leading provider of software and professional services to the not-for-profit market, where he previously served as Chief Commercial Officer. Prior to that, Mr. Mooney served as Chief Commercial Officer of Travelport GDS, a privately held provider of IT infrastructure and distribution services to the travel industry from August 2007 to July 2008. Prior to this position, Mr. Mooney served as Chief Financial Officer of Worldspan, L.P., a privately held transaction processing firm from March 2005 until its acquisition by Travelport GDS in August 2007.

Mr. Mooney was a member of the tw telecom inc. Board of Directors from 2005 until October 31, 2014.

8	Level 3 Communications | 2016 Proxy Statement

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

  PETER SEAH LIM HUAT

Chairman of DBS Group Holdings Ltd/ DBS Bank Ltd Director since: 2011 Independent Age: 69 Committees: Member of the Compensation Committee

Qualifications:

Mr. Seah has been designated as a nominee by STT Crossing pursuant to the STT Stockholder Rights Agreement.

STT Crossing believes that Mr. Seah’s service as the chief executive of Overseas Union Bank and Singapore Technologies provides him with valuable business, leadership and management experience. STT Crossing also believes that his many years of experience in banking will give him important insights into Level 3’s capital structure and the capital markets. STT Crossing further believes that Mr. Seah’s experience on the board of directors of many non-U.S. companies will enable him to bring a global perspective to Level 3’s board, including best practices gained from other countries.

Experience:

Mr. Seah is the Chairman of DBS Group Holdings Ltd and DBS Bank Ltd and is the Deputy Chairman of STT Communications Ltd and Singapore Airlines Limited. From December 2001 until December 2004 Mr. Seah was President and Chief Executive Officer of Singapore Technologies Pte Ltd (which we refer to as Singapore Technologies) and also a member of its Board of Directors. Before joining Singapore Technologies in December 2001, he was a banker for the prior 33 years, retiring as Vice Chairman & Chief Executive Officer of Overseas Union Bank in September 2001. In addition, Mr. Seah was awarded the Distinguished Service Order in 2012 and the Public Service Star in 1999 by the Government of Singapore.

Mr. Seah has served on the boards of CapitaLand Limited, STATS ChipPac Ltd., SembCorp Industries Ltd, PT Indosat Tbk, Singapore Technologies Telemedia Pte. Ltd, Bank of China Limited, and Singapore Technologies Engineering Ltd. He also served as Vice Chairman of the Board of Directors of Global Crossing from December 2003 until its sale to us in October 2011. His other appointments include serving as Chairman of the Singapore Health Services Pte Ltd and LaSalle College of the Arts Limited.

Level 3 Communications | 2016 Proxy Statement	9

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

  PETER VAN OPPEN

Partner, Trilogy Partnership Director since: 2013 Independent Age: 63 Committees: Chairman of the Audit Committee Member of the Compensation Committee

Qualifications:

Mr. van Oppen has extensive experience in investing in technology and telecommunications based companies.

The Board selected Mr. van Oppen to serve as a director because of his experience as a chairman and chief executive officer of a global data storage company for over a decade, his extensive management and consulting experience, as well as his experience as a director of other public and private companies. In addition, Mr. van Oppen has served as and supervised public company chief financial officers and is a member of the American Institute of Certified Public Accountants.

Experience:

Mr. van Oppen has been a partner at Trilogy Partnership, a private investment firm focused on technology and telecommunications, since 2006. Prior to joining Trilogy, Mr. van Oppen served as Chief Executive Officer and Chairman of the Board for Advanced Digital Information Corporation (‘‘ADIC’’), a data storage company, for twelve years, from 1994 through its acquisition by Quantum Corp. in 2006. Prior to ADIC, Mr. van Oppen served as President and Chief Executive Officer of Interpoint, a predecessor company to ADIC, from 1989 until its acquisition by Crane Co. in October 1996, and had also been a consultant at PricewaterhouseCoopers and Bain & Company.

Mr. van Oppen currently serves as a director and chairman of the Finance and Audit Committee of UW Medicine, which consists of community leaders appointed by the University of Washington Board of Regents. Mr. van Oppen is a former member and former chairman of the Board of Trustees at Whitman College and serves on the boards of directors of several private companies. Mr. van Oppen was formerly a director of Isilon Systems, Inc. and Western Wireless Corporation.

Our Corporate Governance Guidelines provide that a director should not be nominated to a new term if he would be over age 73 at the time of the election; however, this limitation may be waived by the Board if the Board feels to do so would be in our interests.

Vote Required

Our By-laws provide that each of the 11 nominees for director will be elected by a majority of the votes cast with respect to that nominee by holders of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Since this election is not contested, a “majority of votes cast” means that the number of votes “For” a nominee’s election needs to be greater than the number of votes cast as “Against” that nominee’s election. Any current director who does not meet this standard is subject to the By-laws’ requirement regarding resignations by directors who do not receive a majority of “For” votes. Under the By-laws, any incumbent director in an uncontested election who does not receive more “For” votes than “Against” votes is required to submit an offer of resignation to the Board. The Nominating and Governance Committee decides whether to accept such offer of resignation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE.

10	Level 3 Communications | 2016 Proxy Statement

ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

Board Structure and Risk Oversight

The Board believes that independent oversight of management is an important component of an effective board of directors. The independent Board members have determined that the most effective Board leadership structure for Level 3 at the present time is for the president and chief executive officer (“CEO”) position to be separate from the Chairman of the Board position, a structure that has served us well for many years. The independent Board members believe that because the CEO is ultimately responsible for the day-to-day operation of Level 3 and for executing our strategy, and because our performance is an integral part of Board deliberations, the CEO should be an important part of the Board, but that under current circumstances, a different individual should act as Chairman of the Board. The Board retains the authority to modify this structure to best address our unique circumstances, and so advance the best interests of all stockholders, as and when appropriate.

The Board also believes, for the reasons set forth below, that its existing corporate governance practices also achieve independent oversight of management accountability. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Corporate Governance Guidelines and the various Board committee charters, which are available on our website. Some of the relevant processes and other corporate governance practices include:

•

The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the interests of Level 3 and our stockholders. The Board selects the senior management team, which is responsible for the day-to-day conduct of our business.

•

Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

•

The Chairman of the Board and our CEO establish the agenda for each Board meeting. Each Board member is free and encouraged to suggest the inclusion of items on the agenda. Each Board member is free and encouraged to raise at any Board meeting subjects that are not on the agenda for that meeting.

•	The Board reviews our long-term strategic plans during at least one Board meeting each year.

•

The non-management directors periodically meet in executive session as a part of regularly scheduled Board meetings. The Chairman of the Board presides at these meetings, as he is not part of management.

•

Regularly scheduled meetings of the Audit, Compensation and Nominating and Governance Committees are open to all Board members to attend to promote transparency and openness. The meetings of the Classified Business and Security committee are not open to all Board members, because members of that committee are required to hold a U.S. security clearance.

•	Directors have full, free and appropriate access to our officers and employees. The Board welcomes regular attendance of our senior officers at each Board meeting.

•

We conduct an orientation program for new directors as soon as practical following the meeting at which the new director is elected. This orientation includes presentations by senior management to familiarize new directors with our strategic plans, financial reporting, principal officers, auditing processes, and such other topics as the Board and/or the CEO feel are appropriate. All other directors are also invited to attend the orientation program.

•

The Compensation Committee of the Board is responsible to review and approve the CEO’s goals and objectives, evaluate the CEO’s performance in light of these corporate objectives, and formulate and present to the independent members of the Board a recommendation for CEO compensation levels consistent with Company philosophy. The independent members of the Board approve the CEO’s compensation.

•

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Chairman of the Board’s Nominating and Governance Committee receives comments from all directors and reports to the Board with an assessment of the Board’s performance.

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ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

The Board oversees our stockholders’ interest in our long-term and overall success and our financial performance. The full Board is actively involved in overseeing risk management for us. It does so in part through its oversight of our top executives who supervise day-to-day risk management throughout Level 3. In addition, our executives regularly discuss recurring themes or material risks with the members of the Board, including recurring themes and materials risks raised by the Board members.

In addition, each of our Board committees considers the risks within its areas of responsibilities. For example, the Audit Committee considers financial risk on a quarterly basis, recommends guidelines to various financial related exposures and discusses with management policies with respect to risk assessment and risk management. The Audit Committee also reviews:

•	risks related to financial reporting;

•	any material violations of our policies brought to its attention;

•	the outcome of our annual internal audit department’s risk assessment, which seeks to identify internal controls risks and drives the internal audit plan for the coming year; and

•	the outcome of periodic formal general business risk assessment discussions conducted amongst our CEO, the CEO’s direct reports and other members of senior management.

The chairman of the Audit Committee reports to the full Board at regularly scheduled Board meetings on these reviews.

Material violations of our Worldwide Business Code of Conduct and related corporate policies are reported to the Audit Committee and, as required, are reported to the full Board. The Compensation Committee reviews our overall compensation program and its effectiveness at both linking executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Governance Committee reviews our governance practices on an annual basis.

Corporate Governance

We have Corporate Governance Guidelines that address the governance activities of the Board and include criteria for determining the independence of the members of our Board. These guidelines are in addition to the requirements of the Securities and Exchange Commission and The New York Stock Exchange. The Guidelines also include requirements for the standing committees of the Board, responsibilities for Board members and the annual evaluation of the Board’s and its committees’ effectiveness. The Corporate Governance Guidelines are available on our website at www.level3.com. At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

Although we include references to our website throughout this proxy statement, any information included in our website is not part of this Proxy Statement.

At Level 3, we know that corporate governance is the foundation for sustainable growth. Our governance policies and structures are designed to promote thoughtful consideration of our business actions. During 2015, we took the following new governance actions:

•	Implemented a voting standard for the election of directors (other than in contested elections) requiring nominees to receive a majority of the votes cast (see Item 1—Vote Required above);

•	Adopted “proxy access” for director nominations; and

•	Added an “exclusive forum” provision to our By-laws.

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ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

Corporate Governance at a Glance

Number of Independent Directors	10	Independent Directors Meet without Management Present	Yes
Average Age of Directors	63	Board Risk Oversight	Yes
Annual Elections of Directors	Yes	Codes of Conduct for Directors, Officers and Employees	Yes
Board Waivable Retirement Age	73	Stock Ownership Guidelines for Directors and Executive Officers	Yes
Majority Voting with Resignation in Non-contested Director Elections(1)	Yes	Anti-Hedging and Pledging Policies	Yes
Separate Chairman and CEO	Yes	Executive Compensation Pay for Performance Metrics	Yes

(1)	See Item 1—Vote Required above.

Independence and Tenure

The Board also evaluates the independence of each director in accordance with applicable laws and regulations and its Corporate Governance Guidelines. Based on the recommendation of our Nominating and Governance Committee, the Board has determined that the following nominees are “independent” as required by applicable laws and regulations, by the listing standards of The New York Stock Exchange and by the Board’s Corporate Governance Guidelines: James O. Ellis, Jr., Kevin P. Chilton, Steven T. Clontz, Irene M. Esteves, T. Michael Glenn, Spencer B. Hays, Michael J. Mahoney, Kevin W. Mooney, Peter Seah Lim Huat and Peter van Oppen. The Board has also concluded that all of the members of each of the Audit, Compensation and Nominating and Governance committees are “independent” in accordance with these same standards.

Code of Ethics

We have a Worldwide Business Code of Conduct, specific portions of which serve as our “code of ethics” under the standards mandated by the Sarbanes-Oxley Act of 2002, as amended. The complete Worldwide Business Code of Conduct is available on our website at www.level3.com. At any time that the Worldwide Business Code of Conduct is not available on our website, we will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021. If we amend the provisions of the Worldwide Business Code of Conduct that serve as our “code of ethics,” or if we grant any waiver from those provisions that applies to our executive officers or directors, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on our website at www.level3.com or by filing a Current Report on Form 8-K.

Stockholder Engagement

The Board believes that feedback from our stockholders is important to understand the issues that matter most to our investors. The Board also believes that the most efficient way to obtain perspective from our investors is through frequent interactions between our stockholders and executive management (primarily our Chief Executive Officer and Chief Financial Officer), with regular readouts on this feedback to the Board. This direct dialogue provides the opportunity for our stockholders to provide input on our policies and practices and enables the Board and management to consider and address these concerns.

In 2015, in addition to management’s longstanding, regular engagement with investors on our business results, we initiated an outreach program aimed specifically at gathering feedback from the corporate

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ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

governance organizations of our investors. This program was led by our Executive Vice President and Chief Legal Officer and throughout 2015, we met with investors’ corporate governance departments representing nearly 40 percent of our outstanding common stock.

The Board takes this feedback very seriously. Based on what we heard in these meetings, the Board made several changes to our corporate governance approach, including amending the company’s By-laws to implement majority voting for non-contested Director Elections and providing stockholders with the right of “proxy access” for director nominations.

A stockholder who wishes to communicate directly with the Board, a committee of the Board or with an individual director, regarding matters related to Level 3 should send the communication to:

Level 3 Communications, Inc.

Board of Directors [or committee name or

director’s name, as appropriate]

1025 Eldorado Boulevard

Broomfield, Colorado 80021

We will forward all stockholder correspondence about Level 3 to the Board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Board of Directors’ Meetings

The Board had a total of four meetings in 2015, with no director attending less than 75% of the meetings that were held during the time that the person was a Board member. All of our directors attended more than 75% of the meetings of the Board’s committees of which the person was a member. In addition, the non-management directors met without any management directors or employees present four times during 2015. These meetings are chaired by the Chairman of the Board.

Although we do not have a formal policy, it is expected that our Board members will attend our annual meetings. All of our Board members at the time of our 2015 Annual Meeting of Stockholders attended that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, no person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of our common stock failed to timely file during 2015 all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended.

Summary of Committee Assignments and Tenure

Audit											C
Classified Business & Security			C
Compensation								C
Nominating & Governance	C
Tenure	11	3	4	4	2	4	2	9	2	5	3

Note that “C” indicates chair of committee

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Audit Committee

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of our independent registered public accounting firm. The Audit Committee reviews the services provided by our independent registered public accounting firm, consults with the independent registered public accounting firm and reviews the need for internal auditing procedures and the adequacy of internal controls. The members of the Audit Committee are Peter van Oppen (Chairman), Irene M. Esteves, T. Michael Glenn and Kevin W. Mooney. The Board has determined that the members of the Audit Committee are independent within the meaning of the listing standards of The New York Stock Exchange. While other members of the Audit Committee, including Irene M. Esteves and Kevin W. Mooney, have the requisite credentials and financial background to qualify as a “financial expert” as defined by the SEC, the Board has designated Peter van Oppen, Chairman of the Audit Committee, as the “financial expert” pursuant to that definition. The Audit Committee met eight times during 2015.

The Audit Committee also has the responsibility, among other things, of assisting the Board in meeting its oversight obligations regarding: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; (iv) the performance of our independent auditors; and (v) the performance of our internal audit function. The Audit Committee maintains free and open communications between the directors, the independent auditors, our internal audit department and our financial management team. It is the Audit Committee’s expectation that the financial management team will fulfill its responsibility of bringing any significant items to the attention of the Audit Committee.

Additional information regarding the appointment of our independent auditor can be found under Item 5 (Ratify the Appointment of Independent Auditor), below.

The Audit Committee operates pursuant to a written charter. A copy of the Audit Committee’s charter is available on our website at www.level3.com. A copy of the Audit Committee’s 2015 Report is included as part of the disclosure for Item  5, below.

Classified Business and Security Committee

The Classified Business and Security Committee assists the Board in fulfilling its oversight responsibilities relating to our classified business activities and the security of personnel, data, and facilities. The Classified Business and Security Committee also establishes processes and procedures to ensure the security of our U.S. network assets, which include transmission and routing equipment, switches and associated operational support systems and personnel. The Classified Business and Security Committee is comprised solely of members of our Board who are U.S. citizens who, if not already in possession of U.S. security clearances, must apply for U.S. security clearances pursuant to Executive Order 12968 immediately upon their appointment to the committee. The current members of the Classified Business and Security Committee are Kevin P. Chilton (Chairman), James O. Ellis, Jr., and Jeff K. Storey. The Classified Business and Security Committee met four times during 2015.

Compensation Committee

The Compensation Committee is responsible for overseeing our compensation strategy and policies to allow us to attract key employees and to determine that employees are rewarded appropriately for their contributions, that employees are motivated to achieve our objectives, that key employees are retained, and that such strategy and policies support our objectives, including the interests of our stockholders. The Compensation Committee also approves the salaries, bonuses and other compensation for all executive officers, and reviews and recommends to the full Board the compensation and benefits for non-employee directors. The members of the Compensation Committee are Michael J. Mahoney (Chairman), Spencer B. Hays, Peter Seah Lim Huat and Peter van Oppen. The Board has determined that the members of the Compensation Committee are independent within the meaning of the listing standards of The New York Stock Exchange. The Compensation Committee met seven times in 2015.

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The Compensation Discussion and Analysis below provides additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation as well as the role of the committee’s independent compensation consultant for 2015 compensation determinations, Towers Watson & Co. In addition, the Compensation Committee’s report is included at the beginning of the Compensation Discussion and Analysis. The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our website at www.level3.com.

Compensation Committee Interlocks and Insider Participations

No member of the Compensation Committee during 2015 had a relationship that requires disclosure as a Compensation Committee Interlock.

Nominating and Governance Committee

The Nominating and Governance Committee provides oversight and guidance to the Board to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the company. The Committee (i) reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees, (ii) reflects those policies and practices in our Corporate Governance Guidelines and other governance documents, and (iii) evaluates the qualifications of, and recommends to the full Board, candidates for election as directors. The members of the Nominating and Governance Committee are James O. Ellis, Jr. (Chairman), Kevin P. Chilton and Steven T. Clontz. The Board has determined that the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of The New York Stock Exchange. The Nominating and Governance Committee met five times in 2015.

The Nominating and Governance Committee operates pursuant to a written charter. A copy of the Nominating and Governance Committee’s charter is available on our website at www.level3.com.

Strategic Planning Committee

In connection with the execution of the STT Stockholder Rights Agreement, we agreed to form a new committee of the Board to be called the Strategic Planning Committee. The Strategic Planning Committee was created to provide advice and assistance to the Board regarding the Board’s role in monitoring and implementing our strategic plan, which includes (i) the results of our process of defining our broad strategy to achieve our business objectives and maximize the value of the company for our stockholders and other stakeholders and (ii) the related plans to implement that strategy.

The Strategic Planning Committee did not meet during 2015 and the Company and STT have determined that until further notice while this committee will remain a standing committee of the Board, it will not meet separately and will have a single member, Mr. Clontz, who will not be compensated for this committee membership.

Director Compensation

During 2015, each of our directors (other than Mr. Ellis, whose compensation is described below) who was not employed by us during 2015 earned fees for Board service consisting of a $75,000 annual cash retainer. The director who serves as the chair of the Audit Committee earned an additional $35,000 annual cash retainer and the director who serves as the chair of the Compensation Committee earned an additional $30,000 annual cash retainer for serving as chair of those committees. Each chair of the Nominating and Governance Committee and the Classified Business and Security Committee received an additional $20,000 for serving as chair of that committee.

Any member of the Board who was not employed by us during 2015 earned a $15,000 annual cash retainer for each non-chair membership on the Audit Committee and the Compensation Committee. Any member of the Board who was not employed by us during 2015 earned a $10,000 annual cash retainer for each

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non-chair membership on the Nominating and Governance Committee and the Classified Business and Security Committee. James O. Ellis, Jr., our Chairman of the Board, is entitled to receive an annual cash retainer of $135,000 for serving as our Chairman of the Board.

We also compensate our non-employee directors with grants of RSUs. Each non-employee member of the Board receives a grant of restricted stock units, or RSUs, as of July 1 of each year, with the number of units determined by dividing $150,000 (or $250,000 for Mr. Ellis) by the volume-weighted average price of our common stock over the period from January 1 to June 30. The total number of RSUs issued to each non-employee member of the Board is subject to an overall cap of 6,666 shares (or 11,111 shares for Mr. Ellis). These RSUs vest and settle in shares of our common stock on the following July 1st.

We reimburse our non-employee directors for travel, lodging and other reasonable out-of-pocket expenses in connection with the attendance at Board, committee and stockholder meetings, as well as for other reasonable expenses related to service on the Board. We also provide liability insurance for our directors and officers. A group of insurance companies provides this coverage. The annual cost of this coverage is approximately $1.8 million.

We do not maintain any pension, nonqualified defined contribution or other deferred compensation plans for our non-employee directors.

The following table summarizes for 2015 the fees earned or paid in cash to our directors, the full grant date fair value of restricted stock unit awards made to our directors and other compensation received by our directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation		Total
James O. Ellis, Jr. (Chairman)	$165,000	$247,707			$412,707
Kevin P. Chilton	$115,000	$148,635			$263,635
Steven T. Clontz	$95,000	$148,635			$243,635
Irene M. Esteves	$95,000	$148,635			$243,635
T. Michael Glenn	$97,500	$148,635			$246,135
Spencer B. Hays	$90,000	$148,635			$238,635
Michael J. Mahoney	$105,000	$148,635			$253,635
Kevin W. Mooney	$90,000	$148,635			$238,635
Peter Seah Liam Huat	$90,000	$148,635	$6,383	(2)	$245,018
Peter van Oppen	$125,000	$148,635			$273,635

Former Director
Archie R. Clemins	$50,000	$—			$50,000

(1)	This column represents the full grant date fair value of the restricted stock units issued to our non-employee directors during 2015 based on our common stock price of $52.67 on June 30, 2015.

(2)	Represents income that was imputed to Mr. Seah as a result of his spouse traveling with him when Mr. Seah attended several of our Board meetings.

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The following indicates the RSUs held by our non-employee directors at December 31, 2015:

Name	Number of RSUs
James O. Ellis, Jr. (Chairman)	4,703
Kevin P. Chilton	2,822
Steven T. Clontz	2,822
Irene M. Esteves	2,822
T. Michael Glenn	2,822
Spencer B. Hays	2,822
Michael J. Mahoney	2,822
Kevin W. Mooney	2,822
Peter Seah Liam Huat	2,822
Peter van Oppen	10,364

Stock Ownership Guidelines for Directors

The Compensation Committee has adopted guidelines for ownership of our common stock for our Board members. These guidelines are reviewed at least annually, and may be updated or modified based on a variety of factors including stock market conditions.

The members of our Board are subject to an ownership guideline requiring them to hold stock that has a value that is equal to or greater than seven times (7x) the current annual cash retainer for a Board member. For members of our Board, the Board requires that each member hold all shares of our common stock received as compensation for Board service until such time as the Board member’s ownership of common stock meets the ownership guideline.

Board members are permitted to sell stock to cover income tax liabilities associated with the vesting of a stock award even if the Board member does not then meet the ownership guideline. Restricted stock unit awards provided to members of the Board vest one year after grant. To determine a Board member’s compliance with the ownership guideline, all awarded but unvested restricted stock units will be treated as shares of issued common stock on a one for one basis. In addition, shares of common stock held by the Board member, his or her spouse and minor children, along with shares of common stock held in the individual’s retirement accounts and in trusts for the benefit of these individuals, will be included for purposes of determining the Board member’s satisfaction of the ownership guideline.

The Board encourages each Board member to hold all shares of common stock received as compensation for Board service, or otherwise acquired, until the Board member is no longer a Board member. Any Board member who sells or otherwise transfers shares of common stock (other than as permitted above with respect to stock award vesting) where after giving effect to the sale or transfer, the Board member would own common stock in an amount less than the ownership guideline must volunteer to resign from the Board. The Board does not believe that such person should necessarily leave the Board. However, there should be an opportunity for the Board through the Board’s Nominating and Governance Committee to review the continued appropriateness of the Board member’s continued membership on the Board under the circumstances.

Diversity and Inclusion at Level 3

Level 3 believes that diversity—of thoughts, backgrounds and experiences—affects everything we do. With nearly 13,000 employees around the world, we are a naturally diverse collective of people, languages, cultures and expertise, and we draw upon our different perspectives as we work toward our vision of connecting and protecting the networked world. Whether our employees are working together on a product launch, discussing the best solution for a multi-national customer or sharing ideas over lunch during an all-employee event, our inclusive approach informs nearly every aspect of our work.

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Our executives and employees are guided by Level 3’s core values—one of which is respect—and we are committed to diversity and inclusion in our company, in our communities and in the marketplace.

Our military recruiting, peer mentoring for women and eight employee resource groups, or ERGS, are some examples of how we are developing and implementing initiatives that enhance diversity and build a positive, inclusive culture.

These efforts are bearing fruit. Employee engagement, based on feedback and participation in our initiatives, is strong and improving. In addition to other acknowledgements, we have won several diversity and inclusion awards, naming us a top employer for veterans (Military Times EDGE and CivilianJobs.com) and for Lesbian, Gay, Bisexual and Transgender (LGBT) equality (100 out of 100 score on the Human Rights Campaign’s 2016 Corporate Equality Index). Level 3 also received the Gold-Level Optimas Award in Global Outlook from Workforce Week magazine.

Reaffirmed by these responses and awards, we will continue to improve and add to our initiatives as we grow our culture of diversity and inclusion. Read more about Levels 3’s diversity and inclusion initiatives at www.level3.com/en/careers/diversity-inclusion/.

Additional Information for Submission of Nominations for Director

Our By-laws require that a stockholder who wishes to nominate an individual for election as a director at our Annual Meeting of Stockholders (other than through proxy access) must give us advance written notice not less than 90 days prior to the anniversary date of the prior year’s Annual Meeting of Stockholders and not more than 120 days prior to the anniversary date of the prior year’s Annual Meeting of Stockholders, and must be a stockholder of record on the date of the giving of the required notice and on the record date for the determination of stockholders entitled to vote at that meeting. The stockholder’s notice must provide the information required by our By-laws, which is summarized below, and is qualified in its entirety by the full text of our By-laws as the definitive statement of the required notice information.

Please see the Frequently Asked Questions section of this proxy statement for additional information that must be included in a stockholder notice.

This notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. All notices must be delivered or mailed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

Information About Our Executive Officers

Set forth below is information as of March 15, 2016, about our executive officers other than Mr. Storey. Our executive officers have been determined in accordance with the rules of the SEC.

  SUNIT S. PATEL

Executive Vice President and Chief Financial Officer                      Age: 54

Sunit S. Patel has been Chief Financial Officer and an Executive Vice President of Level 3 since March 2008. Prior to March 2008, Mr. Patel was Chief Financial Officer from May 2003 and a Group Vice President of Level 3 from March 2003 to March 2008. Prior to that, Mr. Patel was Chief Financial Officer of Looking Glass Networks, Inc., a provider of metropolitan fiber optic networks, from April 2000 until March 2003. Mr. Patel was Treasurer of WorldCom Inc. and MCI Worldcom Inc., each long distance telephone services providers from 1997 to March 2000. From 1994 to 1997, Mr. Patel was Treasurer of MFS Communications Company, Inc.

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  JOHN M. RYAN

Executive Vice President, Chief Legal Officer and Secretary         Age: 53

John M. Ryan has been Executive Vice President and Chief Legal Officer of Level 3 since June 2011. Mr. Ryan also became our Secretary in June 2014, having served as our Assistant Secretary since June 2011. Mr. Ryan is responsible for Level 3’s legal and regulatory functions worldwide. Prior to his current position, Mr. Ryan was Executive Vice President, Chief Legal Officer and Secretary of the company from January 2011 until June 2011. Mr. Ryan was Senior Vice President and Assistant Chief Legal Officer of Level 3 Communications, LLC from March 2007 until January 2011, responsible for the customer and vendor contracting groups and the public policy group. Mr. Ryan was a Senior Vice President within the Legal Department from June 2004, and was a Vice President in the Legal Department from December 1999 through June 2004. Prior to December 1999, Mr. Ryan was a partner and associate at Fraser Stryker Law Firm in Omaha, where his practice focused on the communications industry.

  ERIC J. MORTENSEN

Senior Vice President and Controller                                                     Age: 57

Eric J. Mortensen has been Senior Vice President and Controller of Level 3 since 2003. Prior to that, Mr. Mortensen was Vice President and Controller of Level 3 from 1999 to 2003 and was the Controller of Level 3 from 1997 to 1999. Prior to that, Mr. Mortensen was Controller and Assistant Controller of Kiewit Diversified Group for more than five years.

   HÉCTOR R. ALONSO

Regional President Latin America                                                           Age: 58

Héctor R. Alonso has been Regional President Latin America since November 2011. Mr. Alonso joined the management team in connection with our completion of the acquisition of Global Crossing. In this position, Mr. Alonso has responsibility for our business in Latin America. Prior to the acquisition, Mr. Alonso served as managing director—Latin America from May 2007 until November 2011. Mr. Alonso joined Global Crossing after its acquisition of Impsat Fiber Networks, Inc. As managing director, Mr. Alonso oversaw Global Crossing’s strategy and operations across Latin America. Prior to the acquisition by Global Crossing, Mr. Alonso served as Chief Financial Officer of Impsat, in which capacity he was responsible for finance, administration, planning, human resources and information management systems. Prior to becoming chief financial officer in June 2002, Mr. Alonso served as Impsat’s Chief Operating Officer in Latin America and the U.S. and president of its Colombian operations. Prior to his tenure at Impsat, Mr. Alonso was managing director of Lime S.A., a waste management company in Colombia, and held other key positions in the Pescarmona group of companies.

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  ANDREW E. CROUCH

Regional President EMEA and GAM Division                                      Age: 45

Andrew E. Crouch has been the Regional President, EMEA and Global Accounts Management Division since October 31, 2014 and prior to that served as Regional President North America from October 2012 to October 31, 2014. Mr. Crouch has responsibility for the overall business results of the region including sales, marketing and operations. Prior to his position as Regional President North America, Mr. Crouch was Regional President Sales for North America from October 2011 to October 2012 and President of Sales from August 2010 to October 2011. Prior to that, Mr. Crouch was President of the Wholesale Markets Group from February 2008 to August 2010. From August 2005 to February 2008, Mr. Crouch was promoted to positions of increasing responsibility within Level 3’s Sales organization. From January 2004 to August 2005, Mr. Crouch led Level 3’s Enterprise Voice product team and from November 2001 to January 2004, held senior positions within the Sales organization.

  LAURINDA Y. PANG

Regional President North America and Asia Pacific                         Age: 46

Laurinda Y. Pang has been the Regional President, North America and APAC since February 17, 2016 and prior to that served as Executive Vice President and Chief Administrative Officer from June 2014 to February 17, 2016. Ms. Pang was the Chief Human Resources Officer for Level 3 from October 2011 until June 2014, developing the global organization to support the company’s strategic initiatives and profitable growth. She has nearly 20 years of experience in the telecommunications industry, holding leadership roles in human resources, customer experience, investor relations, operations, product management, sales and sales operations. Prior to Level 3, Ms. Pang was Senior Vice President of Human Resources at Global Crossing from May 2009 until October 2011. She also served as Vice President of Global Crossing customer experience re-engineering, where she was responsible for all aspects of global business transformation affecting customer experience. Prior to that, as Vice President for Global Crossing investor relations, she was responsible for communicating with shareholders, bondholders and financial analysts. She also served as the Chief of Staff to the CEO and Vice President of Operations for Global Crossing, and was a member of the executive team that restructured Global Crossing during a critical phase in its history.

Executive Succession Planning

The Board’s responsibilities include succession planning for our President and CEO, Jeff Storey, and an oversight role with respect to succession planning for Mr. Storey’s direct reports. The Board engages in succession planning discussions with respect to Mr. Storey on an annual basis and on a periodic but regular basis with respect to Mr. Storey’s direct reports. The Board has the opportunity to interact with internal potential successors to Mr. Storey throughout the year at Board and committee meetings and other informal settings.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions. We review all relationships and transactions in which we and (i) our directors, (ii) our executive officers, (iii) any person known by us to beneficially own over five percent of our outstanding common stock or (iv) their respective immediate family members, are participants under a written related party transactions policy. The purpose of this review is to determine whether these

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ELECTION OF DIRECTORS PROPOSAL (ITEM 1)

persons have a direct or indirect material interest in the transaction. Members of our Legal Department are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers regarding related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions determined to be directly or indirectly material to the company or a related person are disclosed in our Proxy Statement. In addition, our Audit Committee reviews and determines whether to approve or ratify any related person transaction with a value equal to or over $50,000. In its review of a related party transaction that meets this threshold, the Audit Committee will consider:

•	the benefits to the company;

•

the effect on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; the terms available to unrelated third parties or to employees generally; and

•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction. However, that member may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

The Audit Committee has reviewed and approved or ratified all of the following transactions which took place during 2015.

Company Aircraft. We impute as income the cost of personal travel using our corporate aircraft. We note that when a guest accompanies a member of our senior management on business travel and if required by applicable U.S. Internal Revenue Service regulations, we impute as income the cost of that additional travel to that executive. To calculate the amount of imputed income, we use the Internal Revenue Service’s Standard Industry Fare Level, or SIFL, rates. In addition, in certain limited circumstances we impute as income the cost of personal travel to an executive to the extent that the personal use of the corporate aircraft is at the direction of the company and for the company’s benefit in attracting and retaining a member of senior management. For 2015, no one had imputed income of $120,000 or more for personal use of the corporate aircraft.

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APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 2)

Under the SEC’s rules, we are required to provide you with the opportunity to cast a vote on the compensation for our named executive officers, which we refer to as NEOs, as defined in our Compensation Discussion and Analysis, or CD&A, below. This proposal is frequently referred to as a “say-on-pay” vote. This vote is on an advisory basis. Our executive compensation program is intended to attract, retain and motivate the executive talent required to achieve our corporate objectives and increase stockholder value.

As part of our efforts to satisfy the need to attract, retain and motivate the individuals who possess the skills necessary to grow our business, management and our Compensation Committee believe that our compensation programs should reflect our compensation philosophy. This philosophy includes the following core beliefs:

•	Our executives are rewarded fairly and competitively based on the results they achieve.

•	We pay above market total compensation for results that exceed expectations.

•	Our short and long-term incentives set expectations, measure results, reward achievement and hold executives accountable for expected results.

•	We reward executives who achieve results, while adhering to our corporate values.

•	Our bonus program is linked to company performance and the achievement of annual goals.

•	Our long-term incentive, or LTI, program is linked to company performance and the creation of long-term stockholder value.

•	Stock ownership demonstrates an economic stake in our business that helps align executive’s interests with those of our stockholders.

•	Our executive compensation program is based heavily on creating long-term value.

Our executive compensation program is described in the CD&A, related compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, the CD&A, beginning on page 24 of this Proxy Statement, describes our executive compensation program in detail, and we encourage you to review it.

Since the vote on this proposal is advisory, it is not binding on us. Nonetheless, the Compensation Committee, which is responsible for approving the overall design and administering certain aspects of the executive compensation program, will take into account the outcome of the vote when making future executive compensation decisions. The Board of Directors recommends that you approve the following non-binding resolution that will be submitted for a vote at the 2016 Annual Meeting in support of our executive compensation program:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Proxy Statement, is hereby APPROVED.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee of the Board has reviewed this Compensation Discussion and Analysis and discussed the analysis with management. The Committee recommended to our Board that this Compensation Discussion and Analysis be included in Level 3’s Form 10-K for the year ended December 31, 2015 and Level 3’s Proxy Statement with respect to the 2016 Annual Meeting of Stockholders.

Compensation Committee

Michael J. Mahoney (Chairman)

Spencer B. Hays

Peter Seah Lim Huat

Peter van Oppen

Executive Summary

Level 3 is a premier provider of global communication services, creating solutions that strengthen the growth, efficiency and security of businesses around the world. Our vision is to be the trusted connection to the networked world. To fulfill that vision, we need to attract, motivate and inspire exceptional leaders to join Level 3 and grow with us.

We have designed our executive compensation program to reward outstanding leadership in our complex and global organization and the Committee supports a program that aligns executive pay with both our performance and the interests of our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, the individuals shown below are identified as our “Named Executive Officers,” or NEOs. Please refer to the Summary Compensation Table and the additional tables that follow for detailed information on compensation paid to our NEOs.

Jeff K. Storey	President and Chief Executive Officer
Sunit S. Patel	Executive Vice President and Chief Financial Officer
Andrew E. Crouch	Regional President — EMEA and Global Account Management Division
Laurinda Y. Pang	Executive Vice President and Chief Administrative Officer
John T. Blount	Regional President — North America and Asia

Our executive compensation program appropriately balances the following fundamental compensation elements:

•	competitive base salaries;

•	short-term, performance-based bonuses that provide the opportunity to earn above-market cash compensation for strong performance against important financial and business goals;

•	long-term compensation that is linked to our future performance and our common stock; and

•	defined severance benefits in the event of a qualifying termination, as well as forward vesting of a portion of outstanding equity awards and payment of pro-rata bonus upon retirement.

We believe that each of these compensation elements plays a meaningful role in a broad-based compensation program and work together to incent sustainable performance to create long-term value for our stockholders, while also supporting our recruiting and retention needs.

To stay aligned with the interests of our stockholders, management meets regularly with stockholders and collects information regarding their thoughts and concerns, including those relating to our compensation programs. The Committee reviews this feedback and considers it when making changes to our executive compensation programs. The Committee also uses a Peer Group analysis when evaluating total compensation, as discussed in the Peer Group section below .

Executive Compensation Aligned with Company Performance

2015 was a successful year for Level 3. The compensation provided to our NEOs for 2015 both motivated and rewarded them for delivering solid financial results, increasing the stock price and completing the capital markets activities as outlined below.

Financial Performance. For the year ended December 31, 2015, the key financial measures we used to evaluate our performance were Core Network Services Revenue growth, Adjusted EBITDA and Sustainable Free Cash Flow (Sustainable Free Cash Flow is calculated considering a variety of factors, including Adjusted EBITDA, capital expenditures, net cash interest expense and working capital). Core Network Services revenue increased 25.2% in 2015 compared to 2014. Our full-year 2015 Adjusted EBITDA increased 39.2% over full-year 2014. Our full-year 2015 Sustainable Free Cash Flow was $626 million, an increase of $375 million over full-year 2014. Below are charts that show our growth in these three financial measures, over the last three years. Because tw telecom was acquired on October 31, 2014, our 2014 results included two months of tw telecom results and 2015 reflects the results of the combined companies for the entire year.

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COMPENSATION DISCUSSION AND ANALYSIS

Stock Price Appreciation. In 2015, our year-end stock price increased from $49.38 as of December 31, 2014, to $54.36, an increase of 10.1% year-over-year. This followed the increases in 2014, 2013 and 2012 of 48.9%, 43.5% and 36.0%, respectively.

Capital Markets Activities. In 2015, we refinanced $4.9 billion in debt, resulting in annual cash interest savings of over $110 million. We also worked to improve Level 3’s credit ratings, receiving multiple upgrades that resulted in 2015 year-end ratings of Ba3 (stable) and BB- (positive) for Moody’s and S&P respectively. As of the end of 2015, we reduced our ratio of net debt (defined as total debt less cash and cash equivalents) to Adjusted EBITDA to 3.8x from 4.4x at year-end 2014 on a pro forma basis for the tw telecom acquisition and excluding acquisition-related expenses. We also decreased our weighted average cost of debt, excluding capitalized leases, to 4.8% from 5.9%. In addition, the weighted average maturity on Level 3’s outstanding debt was extended from 5.6 years at year-end 2014 to 6.0 years at year-end 2015.

Reconciliations to the closest GAAP measure and/or an explanation of how we calculate these measures are contained in Annex 1 to this proxy statement.

When determining the bonus payouts for the NEOs, the Committee considered our financial performance, the customer experience, and the retention of key employees. In connection with our financial performance, the Committee placed an emphasis on the increases to the “exit run rate” of the business, meaning the monthly recurring revenue we billed in December 2015 (as compared to the previous December). In addition to these quantitative measures, the Committee considered our performance in integrating the employees, customers, products and network of tw telecom.

Compensation Best Practices

Our executive compensation program incorporates and is administered according to what we believe are the following best practices.

What We Do

✓ Perform annual “say-on-pay” advisory vote with stockholders

✓ Align more than 50% of executive compensation with Company performance

✓ Maintain a significant portion of executive compensation at-risk

✓ Include double trigger vesting provision in the event of a change in control for all equity awards

✓ Have significant stock ownership guidelines for our NEOs ranging from 3x to 8x base salary

✓ Have a clawback policy for misconduct resulting in a significant restatement of our financial results

✓ Utilize an independent compensation consultant for advice and competitive data

What We Don’t Do

✗  No employment contracts

✗  No guaranteed annual salary increases

✗  No guaranteed bonuses

✗  No excessive perquisites

✗  No tax gross-ups for a change in control in our executive severance or equity plans

✗  No pledging shares of Level 3 common stock, trading options on Level 3 common stock and holding shares of Level 3 common stock in a margin account

✗  No repricing of stock options without stockholder approval

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COMPENSATION DISCUSSION AND ANALYSIS

Pay Mix. The charts below show the percentage of pay that is at-risk compensation. We consider compensation to be “at-risk” if the award or vesting is subject to achievement of performance goals and/or the value received is dependent on our stock price.

Response to the Advisory Say-on-Pay Vote

Every year, our stockholders have the opportunity to cast an advisory vote on executive compensation, which is commonly referred to as a “say-on-pay” vote. At our 2015 Annual Meeting of Stockholders, approximately 98% of the votes cast on the say-on-pay proposal relating to 2014 compensation were voted in favor of the proposal. We also received a 98% approval rate on the say-on-pay vote at the 2014 Annual Meeting of Stockholders.

To foster stockholder engagement on compensation related questions, when members of senior management meet one-on-one with stockholders, the discussion often includes a dialogue around the stockholder’s views of our executive compensation programs and the stockholder’s assessment of how closely the programs tie to performance.

In view of the strong stockholder support of our executive compensation at the 2014 and 2015 annual meetings, the Committee maintained the principal features and performance-based elements of the executive compensation program in 2015. To continually align our executive compensation program with stockholder interests, we made the following changes in 2015:

•

For our NEOs and other senior executives, we granted LTI awards with 55% in performance based restricted stock units (which we call PRSUs) and 45% in time-vested RSUs (time vesting occurs annually over a 4-year period). Refer to the section on Stock Based Awards, below, for details on our LTI program.

•

Previously, all stock vested at an eligible retirement. We modified our retirement vesting provisions to allow RSUs scheduled to vest within two years after retirement to vest. Additionally, only a pro-rated portion of PRSUs will vest at retirement, based on the period of time worked during the performance period and actual performance determined at the end of the performance period.

For the Annual Meeting, our stockholders will again have the opportunity to approve our executive compensation program through the advisory say-on-pay vote. We encourage our stockholders to review this Compensation Discussion and Analysis prior to casting their advisory votes on this year’s proposal.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Philosophy

Our success depends in large part on our ability to attract, retain and motivate qualified executives who possess the skills necessary to grow our business. The following core principles provide a framework for our executive compensation program:

•	Our executives are rewarded fairly and competitively based on the results they achieve.

•	We pay above market total compensation for results that exceed expectations.

•	Our short and long-term incentives set expectations, measure results, reward achievement and hold executives accountable for expected results.

•	We reward executives who achieve results while adhering to our corporate values.

•	Our bonus program is linked to Company performance and the achievement of annual goals.

•	Our LTI program is linked to Company performance and the creation of long-term stockholder value.

•	We believe that stock ownership demonstrates an economic stake in our business that helps align executives’ interests with those of our stockholders.

•	Our executive compensation program is heavily based on creating long-term value.

•	Our incentives should motivate executives to achieve superior results without encouraging excessive risk-taking.

	Base Salary	Annual Bonus	RSU	PRSU
Objective	Attract & retain talent	Drive achievement of annual business objectives and reward individual contributions	Attract and retain talent and align executive interests with stockholder interests	Align executive interests with stockholders and drive achievement of long-term business objectives
How Determined	Competitive market and individual performance	Competitive market tied to achievement of annual financial goals, customer experience and talent retention objectives	Competitive market for award level	Competitive market for award level. Achievement of two year performance metric
Time Horizon	On-going	Annual	4 year pro-rata vest	2 year performance measure, fully vested 3 years after the start of the performance period

How We Determine Executive Compensation

Role of the Compensation Committee

Compensation decisions for our NEOs generally take place on an annual basis in February. The Committee determines the following with respect to our NEOs, other than our CEO. The Committee makes a recommendation to the independent members of the full Board for their approval of the following with respect to our CEO:

•	the bonuses for the prior year, if any;

•	the base salaries for the current year;

•	the LTI award levels for the current year; and

•	the goals and objectives for the bonus and performance-based LTI programs for the current year.

In making its determinations on compensation for an NEO, the Committee considers, among other factors:

•	the executive’s experience, skills, job position and responsibilities;

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COMPENSATION DISCUSSION AND ANALYSIS

•	individual contribution to our success, including performance against goals;

•	expected future performance;

•	retention concerns;

•	internal pay equity;

•	competitive market data, including surveys and Peer Group data; and

•	our CEO’s recommendations (other than with respect to himself).

The determination of any bonus payout is at the full discretion of the Committee with respect to our NEOs, other than our CEO. The Committee makes a recommendation to the independent members of the full Board for their approval with respect to our CEO. In exercising this discretion, decisions are based on the Committee’s and Board’s assessment of the individual performance of our NEOs (including consideration of achievement of individual performance goals) and each NEO’s contribution to our meeting our overall corporate goals. Our Committee also considers our CEO’s recommendations with respect to the other NEOs. Individual performance targets or performance measures are not set for our NEOs.

We do not set individual performance targets or performance measures for our NEOs to receive LTI awards. The determination of these awards is made by the Committee in their discretion, which is informed by, among other things:

•	equity dilution metrics;

•	the competitive market, including surveys and Peer Group data (see discussion in Peer Group section below); and

•	our CEO’s recommendations (other than with respect to himself).

The Committee uses Peer Group data as a guideline to inform its action, but does not benchmark compensation to any specific level of compensation of the members of our Peer Group.

The Committee can exercise its discretion to implement, reject or modify any recommendations provided by any member of management, including our CEO.

Role of Independent Consultant

Prior to October 2015, the Committee retained Towers Watson & Co. as its compensation consultant. Towers Watson provided data and advice for the compensation determinations made by the Committee in February 2015.

The Committee uses a “Peer Group” as an additional source of information in reviewing compensation decisions and overall compensation program design for our senior executives, including the NEOs. Towers Watson assisted the Committee by researching publically traded companies in the same or similar industries, of similar size relative to revenue, market capitalization, enterprise value, EBITDA, and employee headcount. Towers Watson recommended adding and deleting companies to the Peer Group based on changes in Level 3 and the current Peer Group companies as well as changes to companies considered within the industry. The Committee reviews the companies in the executive compensation peer group annually.

Towers Watson provided the Committee with competitive information on compensation levels, programs and practices of our Peer Group. Towers Watson provides additional consulting services to us, primarily related to our EMEA region and as actuaries to the trustees under an EMEA pension plan that we acquired. Towers Watson also provides competitive compensation data for our Latin America region. None of our NEOs, other executive officers or any of our Board members participate in the EMEA pension plan nor are they included in the Latin American compensation analysis. In addition, the consulting teams at Towers Watson that provided these services for EMEA and Latin America did not consult with the team that provides services to the Committee.

For 2015, we paid Towers Watson approximately $58,000 for services provided to the Committee and approximately $71,000 for the other consulting services. For these other consulting and actuarial services,

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COMPENSATION DISCUSSION AND ANALYSIS

the decision to engage Towers Watson was not made by the management team that supports the Committee. Level 3 management did not retain any other compensation consultants to address the 2015 base pay and LTI awards of our NEOs. During 2015, the Committee conducted an evaluation of Towers Watson’s independence after considering the relevant regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Committee concluded that Towers Watson was independent of management and that the other services performed by Towers Watson raised no conflict of interests with respect to the advice provided to the Committee.

In 2015, the Committee issued a request for proposal for executive compensation consulting services to the Committee, as a normal course of periodically reviewing the services provided to the Committee. As a result of this process, the Committee retained Deloitte Consulting LLP (“Deloitte Consulting”) as its compensation consultant in August 2015. Deloitte Consulting advised the Committee on the 2015 bonus payments, the 2016 Peer Group, and will advise the Committee on 2016 executive and board compensation matters.

Deloitte Consulting, along with other subsidiaries of Deloitte LLP (the parent of Deloitte Consulting), provided advisory and consulting services to us in 2015 primarily related to (a) our efforts to migrate our Enterprise Resource Planning (ERP) financial applications in 2015 and (b) property tax valuation services. The professionals delivering these services did not consult with the team that provides services to the Committee. For 2015, we incurred costs with Deloitte Consulting of approximately $100,000 for services provided to the Committee and we paid Deloitte Consulting and its affiliates approximately $3.6 million for the additional services described above. The decision to engage Deloitte Consulting and its affiliates for the advisory services relating to our ERP migration and property tax valuation services was not made by the Committee or the management team that supports the Committee. The Committee has concluded that Deloitte Consulting is independent of management and that the other services performed by Deloitte Consulting and its affiliates raised no conflict of interests with respect to the advice provided to the Committee.

Role of Management

Our CEO provides recommendations for each NEO’s base salary, bonus and LTI awards. He does not provide an assessment of the individual’s performance using quantifiable individualized performance measures. He develops his recommendations based on his subjective view of:

•	our performance with respect to established goals;

•	the individual’s contribution to our performance, informed by the individual’s performance relative to his or her individual objectives; and

•	competitive market data, including surveys and Peer Group data.

Towers Watson provided our CEO with the same information and analysis that it provided to the Committee, which in part informed his recommendations. With respect to 2015 compensation determinations, Mr. Storey was also provided with analyses by our Chief Administrative Officer and our Senior Vice President responsible for compensation and benefits in our Human Resources Department.

Peer Group

The Committee determines the Peer Group companies with assistance from the independent compensation consultant. The Committee first considers companies that are in our industry and lines of business, are competitors for our executive talent, and/or are considered as peers by proxy advisors. We then eliminate companies based on characteristics, such as revenue, market cap, number of employees and geography, which are not comparable with us.

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COMPENSATION DISCUSSION AND ANALYSIS

In October 2015, the Committee, with assistance from Deloitte Consulting, added three new companies to and removed five companies from the Peer Group.

The decision to remove Automatic Data Processing, Fiserv, NCR and Windstream was based on the Committee’s view that there was no longer good alignment between our ongoing business and the industry and market opportunities pursued by these companies. The Committee removed Dish Network from the list of peers based on its judgement that some of the executive pay practices at Dish were not consistent with other industry peers. Akamai Technologies, Equinix and Sprint were added because they are similarly-sized direct competitors of Level 3.

To assess how closely we align to the Peer Group companies, the Committee compares several metrics and determines our relative position to the members of the Peer Group. For the Peer Group companies, we used available data for the most recent fiscal year. For comparisons before October 2015, we used pro forma data for Level 3, taking into account the completion of the tw telecom acquisition. The percentile rankings shown below show the percentage of Peer Group companies that are the same or lower than us with respect to the particular metric. Level 3 is at the 72nd percentile, on average, across the four metrics. In the future, the Committee may decide to make changes to the Peer Company so that Level 3 is closer to the 50th percentile rankings. For now, the Committee considers the percentile ranking when making executive compensation decisions.

Peer Group Percentile

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COMPENSATION DISCUSSION AND ANALYSIS

While the Committee relies on the Peer Group analysis for market data comparisons, it does not consider the Peer Group analysis as a substitute for its collective business judgment.

Base Salary	+	Annual Bonus	+	RSU Award	+	PRSU Award	=	Total Compensation

Components of 2015 Executive Compensation

The principal components of our executive compensation program, along with the decisions made for each component relative to 2015 compensation, are shown below. We have also provided the metrics used for our performance-based compensation (bonus and PRSUs). Given the NEOs’ roles in leading Level 3 during 2015, the Committee considers the total compensation provided to the NEOs as set forth below for 2015 to be appropriate given our financial, operational and strategic achievements. The Committee has also concluded that the total compensation paid to the NEOs for 2015 is consistent with our compensation philosophy of paying for performance and rewarding the creation of stockholder value.

Base Salary

Base salary levels for our NEOs are typically reviewed annually as part of our performance review process, as well as upon a promotion or other change in job responsibility.

Determination of 2015 Salaries: In February 2015, the Committee reviewed the base salaries for our NEOs with recommendations from Mr. Storey. In March 2015, Ms. Pang received a 5% salary increase to $483,000 based on market data and individual performance.

Mr. Blount joined us on October 31, 2014 as a result of the acquisition of tw telecom Inc. At that time, the Committee determined that Mr. Blount’s salary with tw telecom was commensurate with his responsibilities as the Regional President, North America and Asia and no salary adjustment was needed.

Base salaries for the other NEOs remained the same during 2015.

Bonus

Our Corporate Discretionary Bonus Program is designed to reward our executives for performance against short-term financial and business goals. Our Committee does not establish performance targets that, if met in full or in part, automatically results in the payment of a bonus to any NEO. Instead, the Committee considers the performance against preset goals as one factor that influences the Committee’s decision to pay a bonus. These goals are not intended as specific targets.

In February 2015, our Committee determined the 2015 financial and business goals for the Corporate Discretionary Bonus Program, of which all NEOs are participants. These bonuses for 2015 did not have a preset minimum or maximum payout.

In August of each year, the Committee reviews the goals for the Corporate Discretionary Bonus Program to confirm that they remain appropriate. The Committee reserves the right to make adjustments during the year to the goals or the relative weighting assigned to the goals. No changes were made during 2015 to the goals or weightings or to their relative weightings.

The Committee assesses these goals and objectives after the completion of the year and determines the percentage at which to fund the bonus pool for our full employee base. When performance is above the targeted level, the Committee may elect to pay a bonus above the range of targeted payouts. Performance goals are assigned a weighting, which is not absolute in its application, but serves as a guideline to inform the Committee’s determination of the bonus payment level.

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COMPENSATION DISCUSSION AND ANALYSIS

Determination of 2015 Bonuses:

The 2015 Corporate Discretionary Bonus Program goals were:

•	Meet overall 2015 financial goals, with overweighting on achievement of the free cash flow target, budgeted revenue growth and Adjusted EBITDA growth.

•	Performance measured against the 2015 Board approved budget targets. The Committee assigned a 70% weighting for this goal.
•	All financial goals are calculated on a constant currency basis.

•	Continued focus on improving the customer experience; maintain or improve 2014 scores.

•	Performance measured by customer satisfaction surveys. The Committee assigned a 15% weighting for this goal.

•	Ensure we attract and retain the appropriate workforce.

•

Performance measured by managing the voluntary turnover rates for our high performing employees and for our vice presidents and above population to acceptable levels. The Committee assigned a 15% weighting for this goal.

The Committee also takes into account additional factors such as mergers, acquisitions, divestitures, capital markets activities, prevailing market and economic conditions and the subjective assessment of individual performance. These factors have no predetermined weighting in the assessment.

In February 2016, when determining the 2015 bonuses for the NEOs, the Committee considered our performance against the objectives described above as well as each NEO’s individual contribution to our success in 2015. Our performance against objectives is covered in the following items.

2015 Financial Goals. The following table summarizes our Board-approved budget targets, which may differ from our publicly issued outlook, as well as our actual results for 2015, as adjusted for foreign currency fluctuations and for payments of severance and accelerated interest payments that were not anticipated when the budget was initially set.

Metric ($ in Millions)	2015 Budget	2015 Actual Results	% to Budget
Core Network Services Revenue	$7,819	$7,873	101%
Adjusted EBITDA	$2,575	$2,686	104%
Core Network Services Run Rate	$664	$674	101%
Sustainable Free Cash Flow	$580	$660	114%

Reconciliations to the closest GAAP measure and/or an explanation of how we calculate these measures are contained in Annex 1 to this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

Customer experience. During the course of the year, our performance against this goal was measured by various customer satisfaction surveys. Our surveys use an eleven point scale, with a score of ten (the “top box”) representing very satisfied and a score of zero (the “bottom box”) representing very dissatisfied. Customer satisfaction scores increased globally versus 2014 results with increases in North America and EMEA and a nonsignificant decline in Latin America. Management and the Committee were satisfied with the performance toward this objective.

Attract and Retain an Appropriate Workforce. Given the nature of this objective, no specific quantitative targets were established by the Committee. The Committee determined that we have been able to retain the appropriate workforce, based in part on the review of a variety of voluntary turnover rate statistics, which showed our turnover rates were relatively flat globally with a significant decrease in EMEA and Latin America and a nonsignificant increase in North America compared to the prior year and below our industry benchmark.

Other Factors. The Committee also considered the integration of tw telecom employees, customers and network which substantially improved our ability to deliver competitive, high quality communications services in the United States, the capital markets activities completed during 2015, as discussed in more detail on in the Financial Performance section, above, and our stock price performance relative to peers.

For the year ended December 31, 2015, the Committee and the full Board of Directors were pleased with Mr. Storey’s leadership of Level 3 given:

•	our financial results, both on an absolute basis and relative to other companies in our industry;

•	the performance with respect to the customer satisfaction and employee retention objectives;

•	success in our capital markets transactions;

•	the integration of tw telecom; and

•	our stock price performance relative to peers.

The Committee’s assessment of our performance against the objectives described above, with an emphasis on the financial results, informed the Committee’s determination of the level at which to fund the bonus pool for the broad employee base.

Based on the performance described above and each NEO’s individual contribution to this performance, the Committee approved the payment of cash bonuses as indicated in the table below. The Board approved the payment of Mr. Storey’s bonus, based on a recommendation from the Committee:

Name
Jeff K. Storey	$2,379,300
Sunit S. Patel	$1,288,788
Andrew E. Crouch	$1,605,640
Laurinda Y. Pang	$708,774
John T. Blount	$1,071,154

Mr. Crouch’s bonus opportunity includes a supplement that was offered to him as an incentive to assume his role as Regional President of our EMEA region and our Global Accounts Management division. John Blount’s bonus consists of a non-discretionary bonus of $571,154 paid over the course of 2015 pursuant to his retention agreement, as well as a discretionary bonus of $500,000 that was paid pursuant to his retirement agreement as discussed in the section on Agreements with and Retirement of John Blount, below.

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COMPENSATION DISCUSSION AND ANALYSIS

Stock Based Awards

A critical component of our executive compensation philosophy is providing appropriate incentives to executives through our LTI program. For 2015, our LTI program included two types of equity awards. The first is performance-based restricted stock units — or PRSUs — that are earned only if a specified performance metric is achieved. If the required level of performance is achieved, the PRSUs fully vest over a period of three years after the start of the performance period, subject to the participant’s continued employment. The second type of equity award is restricted stock units — or RSUs — that generally vest over a period of 4 years, subject to the participant’s continued employment and the terms of the specific grant. We believe these awards serve several purposes, including:

•	encouraging key employees to focus on sustainable long-term performance,

•	strengthening the relationship between compensation and stock price performance,

•	aligning management’s financial interests with those of our stockholders, and

•	helping attract and retain talented people.

Individual LTI awards are made after the Committee has determined the total number of awards or “pool” that will be available for the annual grants. The Committee considers several factors to inform its determination of the total number of awards in the pool. These factors include the Shareholder Value Transfer methodology, the “run rate” (as defined below) and additional factors that the Committee determines are appropriate.

The Shareholder Value Transfer, or SVT, methodology informs the determination of the number of shares for the pool available for LTI awards for the year.

This approach limits the number of shares available for grant each year and can vary in value depending upon our common stock price on the date of grant. The SVT methodology analyzes, as of the date of its calculation, the aggregate fair value of the current year’s LTI awards as a percent of our total market capitalization, and is calculated on a gross basis without taking into account cancellations and forfeitures of awards.

“Run rate” refers to a measure of the annual dilution to stockholders from our grant of common stock-based awards, and is defined as a fraction, the numerator of which is the shares issued pursuant to a plan and the denominator of which is the total shares outstanding.

RSUs. An RSU represents our agreement to issue to the employee shares of our common stock (or, in the Committee’s discretion, cash) on the date of vesting, so long as the employee is employed on that date. RSUs are generally granted on July 1 of each year. RSU grants for new hires, retention and promotions are made on the first day of the quarter following the event. The restrictions on RSUs generally lapse in equal annual installments over four years, subject to the terms of the specific grant. On the vesting date, the employee is issued the number of shares of common stock equal to the number of RSUs vested. Shares may be sold to cover tax withholding requirements with net shares deposited in employee brokerage accounts.

PRSUs. A PRSU represents our agreement to issue to the employee shares of our common stock (or, in the Committee’s discretion, cash) on the date that the PRSUs vest, so long as specific performance objectives are achieved. PRSUs are generally granted on April 1 of each year. The PRSUs issued in 2015 measure the performance period of January 1, 2015 through December 31, 2016, with the performance objective based on Adjusted EBITDA growth.

The Committee established threshold, target and maximum performance levels for Adjusted EBITDA growth. The 2016 full year Adjusted EBITDA determines the number of 2015 PRSUs earned, as shown below.

•	If the threshold level of Adjusted EBITDA is not met, none of the 2015 PRSUs are earned.

•	If the threshold level of Adjusted EBITDA is achieved, 50% of the 2015 PRSUs are earned.

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COMPENSATION DISCUSSION AND ANALYSIS

•	If target Adjusted EBITDA is achieved, 100% of the PRSUs are earned.

•	If maximum Adjusted EBITDA is achieved, 200% of the 2015 PRSUs are earned.

•	For performance between threshold and target and between threshold and maximum, the number of 2015 PRSUs earned is interpolated.

The Committee, however, has discretion to adjust the metric if events occur after the award date that are unrelated to our performance and result in a distortion of the metric. Events that could give rise to an adjustment include but are not limited to:

•	restructurings, acquisitions, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges;

•	an event either not directly related to our operations or not within the reasonable control of management; and

•	a change in tax law or accounting standards required by generally accepted accounting principles.

If any of the 2015 PRSUs are earned, 50% will vest on April 1, 2017, with the remaining 50% vesting on February 1, 2018, subject in each case to continuous employment by the recipient.

Retirement. Upon retirement, a portion of all outstanding RSUs and PRSUs become vested. Specifically, all RSUs that were granted prior to April 1, 2014 will vest, and any RSUs granted on or after April 1, 2014 that would normally vest over the two year period after retirement will also vest. In addition, the retiring employee is entitled to retain a number of PRSUs prorated based on the percentage of time worked during the applicable performance period. Our retirement eligibility criteria apply equally to all employees, and are based on a combination of age and years of service.

Change of Control. A “double trigger” is applied to all LTI awards made beginning April 1, 2014, including all PRSUs. Pursuant to the terms of the applicable award agreements, all equity awards granted before April 1, 2014, vest upon a change in control of Level 3 regardless of whether a termination occurs. All equity awards granted on April 1, 2014 or after vest upon a change in control and a termination or material change in employment terms.

The definition of what constitutes a “change of control” is set forth in our Level 3 Communications, Inc. Stock Incentive Plan.

We also have a requirement that, with respect to any amount payable pursuant to an outstanding award that constitutes a deferral of compensation subject to Section 409A of the Code, the change of control must also qualify as a “change in control event” as defined in Treasury Regulation 1.409A- 3(i)(5)(i), so that our RSUs will be compliant with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. In the event that there is a change in control as defined by the Stock Incentive Plan that does not qualify as a change in control event under Section 409A, if the employee undergoes a separation from service on account of his or her termination of employment by us without cause following that change in control, we will, in our sole discretion, either (a) issue all unissued shares of our common stock issuable pursuant to the RSU award to the employee or (b) pay the employee in a combination of cash and stock the value of those shares of our common stock as provided for in the Stock Incentive Plan.

Modifications. From time to time, management and our Committee evaluate all elements of our LTI programs to determine whether these programs are accomplishing our goals in the most cost-effective manner. The Committee also considers the feedback management has received from our stockholders regarding our LTI programs. The Committee may make changes to any or all of the elements of these programs to reflect the changing needs related to attracting, retaining and motivating our NEOs. These changes may be based, in part, on market conditions and the LTI program of competitors.

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COMPENSATION DISCUSSION AND ANALYSIS

Determination of 2014 PRSU Payout: In January 2016, the Committee determined that the maximum level of performance against the performance objective for the 2014 PRSU awards had been achieved. A payout was approved at 200% of target based on adjusted EBITDA growth of 26%. The performance objective was two-year Adjusted EBITDA growth, for 2015 over 2013. The 2014 PRSU performance metrics were:

Threshold	14% Adjusted EBTIDA Growth	50% payout
Target	20% Adjusted EBITDA Growth	100% payout
Maximum	25% Adjusted EBITDA Growth	200% payout

The baseline Adjusted EBITDA for 2013 was prior to the tw telecom acquisition, which took place in the fourth quarter of 2014. To estimate a stand-alone Adjusted EBITDA achievement for 2015, the Committee made adjustments to 2015 Adjusted EBITDA for synergies and costs related to the acquisition and by deducting estimates (made at the time of the acquisition) of tw telecom expected Adjusted EBITDA in 2015 on a stand-alone basis in order to eliminate the impact of the acquisition of tw telecom, as that acquisition was not contemplated when the performance objectives were established. Even with these adjustments in 2015 Adjusted EBITDA, we still achieved growth in excess of the maximum objective level. The 2014 PRSU award vest 50% on April 1, 2016 and 50% on February 1, 2017. Payouts for the NEOs are as follows:

Name	2014 PRSU Target Award	2014 PRSU Actual Award
Jeff K. Storey	80,000	160,000
Sunit S. Patel	40,000	80,000
Andrew E. Crouch	20,000	40,000
Laurinda Y. Pang	16,250	32,500

Determination of 2015 Long Term Incentive Awards: In February 2015, the Committee approved an SVT percent of 1% of our market capitalization for the 2015 annual LTI program award pool. For the Peer Group (see discussion in How We Determine Executive Compensation section, above), the 50th percentile SVT percent was 0.74% and the 75th percentile was 1.22%. The approved SVT percent resulted in a run rate of approximately 1.0% for LTI awards. For 2015, the stock awards attributable to the LTI program resulted in an SVT percent of .82%, which was less than the 1.0% authorized by the Committee.

Mr. Storey provided the Committee his recommendation for each NEO’s LTI award level. He based his recommendations on his subjective assessment of the relative value of each of their roles and his review of competitive information from surveys and our Peer Group. Mr. Storey did not make recommendations by way of an assessment of the individual’s performance using set individualized targets or performance measures. The Committee established the level of LTI awards for these individuals after taking into account this recommendation along with its own assessment of competitive information. The Committee made a recommendation to the full Board for Mr. Storey’s 2015 LTI award level based on competitive information from surveys and our Peer Group, and its assessment of Mr. Storey’s and our performance.

The approved LTI awards for the NEOs are shown below. All PRSU awards were granted on April 1, 2015 and are shown at target. All RSU awards were granted on July 1, 2015, except for the award to John Blount, which was granted on January 1, 2015.

Name	RSUs	PRSUs
Jeff K. Storey	62,100	75,900
Sunit S. Patel	27,800	33,970
Andrew E. Crouch	20,000	20,000
Laurinda Y. Pang	11,250	13,750
John T. Blount	25,880	0

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COMPENSATION DISCUSSION AND ANALYSIS

Mr Blount’s RSU award was granted pursuant to his retention agreement as discussed above.

In 2015, the Committee approved a special PRSU award to Mr. Patel and Ms. Pang as an additional incentive to achieve the Adjusted EBITDA growth objective set forth in the 2015 PRSU award, recognizing the importance of achieving these targets during the process of integrating tw telecom. The special PRSU award has no “threshold” or “maximum” target; rather, the special PRSU will convert to an equal number of shares only if our performance is at or above the specified “target” EBITDA growth objective set forth in the standard 2015 PRSU award. Mr. Patel was granted 46,328 special PRSUs and Ms. Pang was granted 18,750 special PRSUs. The special PRSU awards vest on the same schedule as the standard 2015 PRSU awards.

Benefits

Our employees, including the NEOs, participate in a variety of health and welfare and paid-time-off benefits that enable us to attract and retain our employees in a competitive marketplace and help ensure that we have a productive and focused workforce.

Our Human Resources, Finance and Legal Departments handle the day-to-day design and administration of our benefits programs for our employees, including our NEOs. The Committee (and in certain cases the entire Board) remains responsible for certain fundamental changes to these plans and policies outside of the day-to-day administrative requirements.

Perquisites

We limit the perquisites that we make available to our NEOs. Other than the items described below, our NEOs are entitled to no benefits that are not otherwise available to all of our employees. We do not provide club memberships, financial consulting, pension arrangements, post-retirement health coverage or similar benefits for our NEOs.

We do provide our NEOs the opportunity for personal use of our corporate aircraft. We provide this perquisite because we believe that it generally affords us increased security and allows our executives to work more efficiently and productively when traveling for personal reasons. For NEOs other than Mr. Storey, any personal use of our corporate aircraft is pursuant to an Aircraft Time Sharing Agreement, under which the NEO must reimburse us for our incremental cost of providing his or her personal use of the corporate aircraft. For Mr. Storey, we impute as income the cost of his personal use of our aircraft. To calculate the amount of imputed income, we use the Internal Revenue Service’s Standard Industry Fare Level, or SIFL, rates. For all NEOs, when a guest accompanies the executive on business travel and when required by applicable Internal Revenue Service regulations, we impute as income to that executive the cost of that additional traveler.

We also provide up to $2,500 for an annual Executive Physical for our NEOs who are located in the United States. We provide this perquisite because we believe it is in our best interest for our NEOs to remain healthy.

Utilization of Perquisites in 2015: For 2015, Mr. Storey had $39,422 of imputed income for the personal use of the corporate aircraft. This amount differs from the amount disclosed in the Summary Compensation Table below, which we have calculated as approximately $184,764. The amount included in the Summary Compensation Table represents our incremental cost to provide the benefit when it is used solely for personal reasons and not when a guest accompanies the executive on business travel.

Upon Mr. Crouch’s appointment as Regional President — EMEA and Global Account Management, he was required to relocate from Level 3’s headquarters in Colorado to the Level 3 office in London. To facilitate the move for Mr. Crouch and his family and allow him to maintain a similar standard of living in his new location, we provided compensation to Mr. Crouch designed to cover his expenses associated with moving and relocation, housing, dependent education, mortgage interest and temporary living expenses.

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COMPENSATION DISCUSSION AND ANALYSIS

Agreements with and Retirement of John Blount

Mr. Blount joined Level 3 upon the closing of the acquisition of tw telecom on October 31, 2014. Mr. Blount entered into a retention agreement upon the closing of the acquisition, which agreement terminated and superseded his change of control employment agreement with tw telecom. Prior to its termination, Mr. Blount’s tw telecom employment agreement entitled him to an annual base salary of $550,000 and a bonus target equal to 100% of salary. He was also entitled to a change in control severance benefit of 2.5 times his annual salary and target bonus plus pro-rated bonus for the year of termination, plus 18 months of COBRA premiums, and outplacement services.

Under Mr. Blount’s retention agreement with Level 3, he served as Level 3’s Regional President, North America and Asia Pacific, and was entitled to an annual base salary of $550,000 and a non-discretionary bonus in the annualized amount of $550,000, each payable in accordance with Level 3’s normal payroll practices. In addition, Mr. Blount was eligible for an additional annual incentive payment of up to $500,000, based upon achievement of specified goals and objectives determined by Level 3’s Chief Executive Officer in his sole discretion. The retention agreement further provided that Mr. Blount was entitled to receive retention incentive payments in an aggregate amount of $2,750,000 payable in two equal installments on each of the first two anniversaries of the effective date of the retention agreement, subject to Mr. Blount’s continued employment through the applicable payment date, and an indemnity in the event that the retention incentive payments are subjected to certain penalty taxes (a similar indemnity provision had been included in Mr. Blount’s retention agreement with tw telecom). In the event that Mr. Blount’s employment was terminated without cause by Level 3, the remaining unpaid portion of the retention incentive payment would be paid as severance. Mr. Blount was also entitled to receive two grants of RSUs, each with a grant date value of $1,250,000, to be issued on the first day of the calendar quarter following the effective date of the retention agreement and on the first anniversary of that grant. The first grant of RSUs fully vested on the first anniversary of the effective date of the retention agreement and the second grant of RSUs was to fully vest on the second anniversary of the effective date of the retention agreement, subject in each case to Mr. Blount’s continued employment through those dates.

Mr. Blount retired from Level 3 effective as of the close of business on December 31, 2015. Pursuant to his retirement agreement, Level 3 agreed to pay Mr. Blount the $500,000 annual incentive payment, and Mr. Blount surrendered the second half of his retention incentive payment ($1,375,000) and the second grant of RSUs.

Upon Mr. Blount’s retirement, to benefit from Mr. Blount’s advice and perspective well into 2016, we entered into a consulting agreement with Mr. Blount for six months. Mr. Blount will assist our management team on matters designed to increase sales of our services, to reduce the cost of providing our services, to increase the satisfaction of our customers, and to improve our internal processes related to its continuing operations. Associated with Mr. Blount’s retirement, we will pay Mr. Blount a $500,000 bonus for 2015. For Mr. Blount’s consulting services in 2016, we will pay Mr. Blount $120,000 after expiration of the consulting term.

Post-Employment Compensation

Pension Benefits. We do not provide pension arrangements for our NEOs. Our NEOs are eligible to participate in our 401(k) plan. We provide a matching contribution to all participants in the 401(k) plan, including our participating NEOs, through units in the Level 3 Stock Fund. For 2015, we matched up to 100% of participants’ contributions up to 4% of eligible earnings, or regulatory limits if lower. All of the NEOs have more than three years of service with us, and as a result, each of them is fully vested in the units of the Level 3 Stock Fund in his or her 401(k) plan account.

Retirement Benefits. If an NEO retires in accordance with our retirement program, restrictions on outstanding LTI become vested as described in the Stock Based Awards section, above. In addition, under our Corporate Discretionary Bonus Program, NEOs who are U.S. residents and retire from Level 3 are eligible for a prorated bonus based on the number of days worked during the year. The bonus payment is calculated by multiplying the NEO’s individual bonus target first by the Corporate bonus pool funding percentage determined by the Committee and second by an assumed 100% performance rating for the individual.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Blount was eligible for retirement on the date of the tw telecom acquisition, which was October 31, 2014. Mr. Storey became eligible for retirement on December 8, 2015. None of our other NEOs is currently eligible for retirement.

Nonqualified Deferred Compensation. We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments. At December 31, 2015, all of our NEOs were employees-at-will and as such did not have employment contracts with us. However, each of our NEOs (other than Mr. Blount) participates in the Key Executive Severance Plan, or KESP, which provides for payments in certain circumstances upon termination.

The Committee adopted the KESP to provide severance and welfare benefits to each participant who has a qualifying termination, which is an involuntarily termination from employment by us without “cause” or a voluntary termination by the participant for “good reason,” each as defined in the plan. Participants in the KESP include senior members of management designated by the Committee.

An NEO in the KESP will be entitled to the following severance benefits upon a qualifying termination:

•	a prorated bonus for the year of termination based on his or her most recent target annual bonus;

•

a lump sum cash payment equal to two times the sum of his base salary and most recent target annual bonus for Messrs. Storey and Patel and one times the sum of his or her base salary and most recent target annual bonus for Mr. Crouch and Ms. Pang;

•

a lump sum cash payment equal to our paid portion of continued medical and dental insurance coverage to cover twenty-four months for Messrs. Storey and Patel and twelve months for Mr. Crouch and Ms. Pang;

•	reimbursement of up to $10,000 for the cost of outplacement services; and

•	vesting of a portion of his or her equity-based awards as described below.

–	All Outperform Stock Appreciation Rights (“OSOs”) will continue to vest according to their normal vesting schedule.
–	Any RSUs that would vest during the twelve month period after the date of termination will have accelerated vesting.
–

A pro-rated portion of PRSUs will vest based on the time the executive worked during the performance period. The actual number of shares to be issued will be determined based on the performance achieved.

We no longer grant OSOs to any employees, and the last grant of OSOs will vest on October 1, 2016. For an explanation of the OSO awards, see the footnotes to the table Outstanding Equity Awards at 2015 Fiscal Year End, below.

If an NEO is retirement-eligible and entitled to benefits from the KESP due to a qualifying termination, the executive will receive the benefits described above plus an additional twelve months of RSUs vesting, so that any RSUs that would vest during the twenty-four months after the date of termination will have accelerated vesting. Mr. Storey is the only NEO who is currently retirement eligible and covered by the KESP. Mr. Blount was retirement eligible but not covered by the KESP.

Participation in the KESP is conditioned upon the execution of and compliance with a restrictive covenant agreement containing customary covenants of non-competition (effective only if payments are received under the KESP), non-solicitation and non-disparagement (all of which are effective upon signing). All severance benefits under the KESP after a qualifying termination are conditioned upon the NEO’s execution of a general release of claims against us.

We view the KESP as reasonable and in line with competitive practice.

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COMPENSATION DISCUSSION AND ANALYSIS

The estimated liabilities for various termination scenarios are outlined below under “Potential Payments Upon Termination or Change of Control”.

Governance Features

Assessment of Risk

In structuring our executive compensation programs, the Committee seeks to discourage executives from engaging in risky behavior, or seeking short-term results that are detrimental to long-term performance. Our executive compensation programs balance the use of short-term cash compensation (base salary and bonus) with long-term stock compensation that rewards the creation of long-term stockholder value.

Our short-term bonus program does not encourage unnecessary or excessive risk-taking, since the payment of a bonus to any individual, including the NEOs, is entirely at the discretion of our Committee. The bonus program’s full discretion component allows the Committee to make adjustments, up or down, to the extent that it believes business decisions were made that could have a positive or negative effect on the short- or long- term business results.

Our LTI program does not motivate participants to take unnecessary or excessive risks, since we make the LTI awards on a regular fixed schedule. Also, the LTI vesting schedules serve as an incentive for our NEOs and other recipients of these awards to remain with us long-term and to focus their efforts on all elements of our performance that create long-term value.

•	RSUs have a four-year vesting schedule.

•	PRSUs have a three-year vesting schedule.

•	The outstanding OSOs that were awarded prior to the discontinuation of the program in 2013 have a three-year cliff vest.

Having regular fixed award dates that are coupled with vesting requirements over multiple years provides a recurring schedule of potential award payouts that encourages participants to avoid taking actions to generate short-term gains that are detrimental to our long-term success. Our NEOs are also subject to significant stock ownership requirements which we believe also mitigates excessive risk-taking.

In addition, all employees, including our NEOs, are subject to our Worldwide Business Code of Conduct and our policies, including penalties for violations.

Taken as a whole, we have concluded that our compensation structure, elements and incentives for 2015 appropriately balance incentives for risk taking and preservation of long-term stockholder value and are therefore not reasonably likely to have a future material adverse effect on Level 3.

Stock Ownership Guidelines

The Committee has adopted guidelines for ownership of our common stock for our senior executives and the members of our Board. The Committee reviews these guidelines at least annually, and may update or modify them based on a variety of factors including the composition of our senior management team and stock market conditions.

The current stock ownership guidelines require our CEO and each senior executive reporting directly to our CEO to hold stock that has a value that is equal to or greater than a multiple of his or her base salary, as follows:

Title	Base Salary Multiple
President and Chief Executive Officer	8
Chief Financial Officer	4
Other Senior Executives Reporting to CEO	3

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COMPENSATION DISCUSSION AND ANALYSIS

For our senior executives, stock held by the individual, his or her spouse and minor children, along with shares of our common stock held in the individual’s 401(k) Plan account and in trusts for the benefit of these individuals, will be included for purposes of determining the individual’s satisfaction of the ownership guidelines. All NEOs are in compliance with the guidelines.

We do not provide grants of restricted stock or restricted stock units to assist our senior executives to meet our stock ownership guidelines. In addition, the Committee does not require private or open market purchases of our common stock to meet the ownership guidelines. Rather, the Committee has concluded that until the executive is in compliance with these guidelines, the executive should hold at least 50% of the stock issued upon any vesting of OSOs, RSUs or PRSUs, after shares are sold to cover taxes. The failure of an executive to make a good faith effort to meet the guidelines in a timely manner and to maintain compliance with the guidelines will be a significant factor in the Committee’s and senior management’s determinations of the individual’s future bonus payments and LTI compensation awards.

No Employment Contracts

None of our NEOs has an employment contract. Employment is not guaranteed, and either we or the NEO may terminate the employment relationship at any time. The NEOs are participants in the Key Executive Severance Plan (described above) to obtain non-solicitation, non-disclosure and non-disparagement agreements and to provide separation payments upon a qualifying termination to obtain non-compete agreements and a release of claims.

Prohibition on Hedging and Pledging

We have an insider trading policy that prohibits our employees including executives from pledging their shares of Level 3 common stock, trading options on Level 3 common stock, short sales of our securities, holding their shares of Level 3 common stock in a margin account and from hedging transactions.

“Clawback” Provision

If our Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, termination of employment and initiating an action for breach of fiduciary duty. If the misconduct resulted in a significant restatement of our financial results, discipline may also include seeking reimbursement of any compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities. We intend to review and update our clawback policy in order to comply with the Dodd-Frank provisions regarding clawbacks once the applicable rules are finalized by the SEC and the stock exchange adopts the final rule.

Section 162(m) of the Internal Revenue Code

The Committee takes into consideration the tax deductibility limitation of Section 162(m) of the Internal Revenue Code of 1986 when making compensation decisions for our NEOs. Generally, Section 162(m) limits the amount of compensation that a public Company can deduct for federal income tax purposes to the extent that the compensation is greater than $1.0 million and does not fall within that section’s exemptions. Our previously granted OSOs are intended to meet the requirements for “qualified performance-based compensation” exempt from these deductibility limitations. Our bonus program, however, would not qualify for the exemptions contained in Section 162(m). The Committee does not believe it is advisable to adopt a strict policy against paying nondeductible compensation, and may pay nondeductible compensation in appropriate circumstances. While the Committee takes into consideration the tax deductibility limitation of Section 162(m), at the present time, the Committee’s determination with respect to the payment of compensation to our NEOs is not affected by this tax deductibility limitation. This is due in part to our significant net operating loss carryforwards for U.S. federal income tax purposes, but may be affected for those states where we do not have net operating loss carryforwards available in the particular state.

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COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

On February 24, 2016, we announced that Mr. Storey, is taking a medical leave of absence. In connection with Mr. Storey’s leave of absence, effective February 24, 2016, our Board of Directors appointed Mr. Patel, as interim Chief Executive Officer and interim principal executive officer. Mr. Patel will continue to serve as Level 3’s Executive Vice President and Chief Financial Officer. In addition, effective February 17, 2016, Ms. Pang was named Regional President, North America and Asia Pacific and no longer serves as our Executive Vice President and Chief Administrative Officer.

Name and Principal Position	Year	Salary		Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
Jeff K. Storey President and Chief Executive Officer	2015	$1,246,154	(1)	$2,379,300	$7,357,263	$—	$—	$216,806	$11,199,523
	2014	$978,846		$3,000,000	$6,644,000	$—	$—	$228,015	$10,850,861
	2013	$857,692		$1,912,500	$2,108,000	$2,026,071	$1,072,500	$41,469	$8,018,232
Sunit S. Patel Executive Vice President and Chief Financial Officer	2015	$675,000	(1)	$1,288,788	$5,787,470	$—	$—	$33,165	$7,784,423
	2014	$601,346		$1,119,574	$3,322,000	$—	$—	$26,071	$5,068,991
	2013	$575,000		$1,082,725	$1,054,000	$1,149,883	$948,750	$10,200	$4,820,558

Andrew E. Crouch Regional President, EMEA and GAM	2015	$682,163	(1)	$1,605,640	$2,130,200	$—	$—	$869,607	$5,287,610
	2014	$483,262		$903,563	$1,661,000	$—	$—	$26,964	$3,074,789
	2013	$460,000		$727,824	$584,775	$574,941	$450,483	$10,200	$2,808,223
Laurinda Y. Pang Executive Vice President and Chief Administrative Officer	2015	$495,385	(1)	$708,774	$2,342,338	$—	$—	$30,802	$3,577,299
	2014	$436,462		$609,591	$1,410,413	$—	$—	$24,922	$2,481,388
	2013	$370,800		$323,183	$577,729	$402,459	$404,172	$10,200	$2,088,543

John T. Blount Regional President, North America and Asia	2015	$569,039	(1)	$2,446,154	$1,277,954	$—	$—	$31,217	$4,324,364
	2014	$84,615		$208,042	$—	$—	$—	$18,828	$311,485

(1)	Salary amounts for 2015 reflect the occurrence of an extra salary pay period during 2015.

(2)	Amounts in this column for 2015 for Mr. Blount represent amounts earned under his retention agreement, including $1,375,000 and $571,154 representing a retention payment and a non-discretionary, guaranteed bonus agreed with Mr. Blount when he joined Level 3 after the acquisition of tw telecom in October 2014 as well as a $500,000 bonus payment pursuant to our Corporate Discretionary Bonus Program. The $571,154 represents an annual bonus of $500,000 per year that was payable to Mr. Blount through regular paycheck installments, and since Mr. Blount, along with all employees, received an extra regular paycheck payment in 2015, the amount for that bonus is $571,154. All other amounts in this column for 2015 include amounts paid under our Corporate Discretionary Bonus Program.

(3)	For all of the years shown in this table, we award restricted stock units (“RSUs”). For 2013 we also awarded outperform stock appreciation rights (“OSOs”) and for 2014 and 2015 we awarded performance restricted stock units (“PRSUs”). RSUs, OSOs and PRSUs are all part of our long term incentive program. These awards vest over a number of years. When an award is made, the fair value of all shares granted, regardless of vesting schedules, is determined in accordance with FASB ASC Topic 718. For RSUs, fair value is calculated using the closing price of our common stock on the day before the grant. For OSOs, fair value is calculated using a formula based methodology. For PRSUs, the fair value is calculated assuming performance is ultimately achieved at the probable performance level (or, the target level). For 2015, the PRSU value, based on achievement of the highest level of performance conditions under the plan, are as follows (representing 200% of the target payouts): Mr. Storey $8,172,912; Mr. Patel $3,657,890; Mr. Crouch $2,153,600; and Ms. Pang $1,480,600. For 2015, Mr. Patel and Ms. Pang received a special PRSU award, and the value of this special PRSU award, based on achievement of the highest level of performance conditions (representing 100% of the target payouts), are as follows: Mr. Patel $2,494,300 and Ms. Pang $1,009,500. For 2014, the PRSUs value, based on achievement of the highest level of performance conditions (representing 200% of the target payouts), are as follows: Mr. Storey $6,262,400; Mr. Patel $3,131,200; Mr. Crouch $1,565,600; and Ms. Pang $1,283,976.

These columns represent the full grant date fair value of the RSUs, OSOs and PRSUs awarded to the NEO in accordance with FASB ASC Topic 718, without any reduction in the grant date fair value of the awards for the possibility of service based forfeiture. For additional information relating to the assumptions made by us in valuing these awards for 2015, refer to note 13 of our financial statements in our Form 10-K for the year ended December 31, 2015, as filed with the SEC.

Ms. Pang’s bonus in 2013 was partially paid in the form of shares of our common stock. Amounts in this column for Ms. Pang include the value of the common stock issued to her for 2013 of $208,829.

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COMPENSATION DISCUSSION AND ANALYSIS

(4)	This column includes $10,600 of company matching contributions to each NEO’s 401(k) plan account for 2015. These contributions were made in the form of units of the Level 3 Stock Fund.

For Mr. Storey, amounts in this column also include $184,764 related to his personal use of our aircraft in 2015, pursuant to the arrangement described above under the caption “Compensation Discussion and Analysis—Components of Executive Compensation—Perquisites.” The calculation of the amounts set forth in the table for personal use of our aircraft by Mr. Storey is based on our incremental cost relating to his use of the aircraft, which includes only the variable costs incurred as a result of personal flight activity, including fuel, oil, lubricants, other additives, travel expenses of the crew, including food, lodging and ground transportation, hanger and tie down costs away from the aircraft’s base of operations, insurance obtained for the specific flight, landing fees, airport and excise taxes and similar assessments, customs, foreign permit and similar fees directly related to the flight, in flight food and beverages, passenger ground transportation, and flight planning and weather contract services. It excludes non variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there were any personal use of aircraft.

Amounts in this column include gross ups for taxes incurred by the NEOs primarily as a result of their participation as executive hosts for the 2015 award trip given to our top performing sales executives of $15,196 for Mr. Storey, $19,093 for Mr. Patel, $34,085 for Mr. Crouch, $17,214 for Ms. Pang and $17,449 for Mr. Blount. In addition, the NEOs also received recreational benefits during that trip in the amount of $3,123 for Mr. Storey, $3,472 for Mr. Patel, $2,968 for Mr. Crouch, $2,988 for Ms. Pang, and $3,168 for Mr. Blount. Mr. Storey also received $1,668 for an award associated with the issuance of a patent and $1,455 for a gross up for taxes associated with that award.

For Mr. Crouch, amounts in this column also include expenses associated with his international assignment as Regional President, EMEA and Global Account Management in the United Kingdom. Mr. Crouch also received a gross up of $17,758 for Medicare taxes incurred by Mr. Crouch for the expenses related to his international assignment. The calculation of these amounts is based on actual expenses incurred by Mr. Crouch. These expenses were incurred in local currency, and to the extent required, converted to U.S. dollars based on the prevailing exchange rate on the date that the expense was incurred. The expenses that are greater than $25,000 or 10% of the total are as follows.

Expense Type	Expense Amount
Housing	$535,828
Moving and Relocation	$115,075
Dependent Education	$51,489
Mortgage Interest	$38,189
Temporary Living	$30,658

Grants of Plan Based Awards in 2015

This table provides information about equity awards granted to the NEOs in 2015.

Name	Grant Date	Estimated future payouts under equity incentive plan awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold (#)	Target (#)	Maximum (#)
Jeff K. Storey	4/1/2015	37,950	75,900	151,800		$4,086,456
	7/1/2015				62,100	$3,270,807
Sunit S. Patel	4/1/2015	16,985	33,970	67,940		$1,828,945
	4/1/2015	0	46,328	46,328		$2,494,300
	7/1/2015				27,800	$1,464,226
Andrew E. Crouch	4/1/2015	10,000	20,000	40,000		$1,076,800
	7/1/2015				20,000	$1,053,400
Laurinda Y. Pang	4/1/2015	6,875	13,750	27,500		$740,300
	4/1/2015	0	18,750	18,750		$1,009,500
	7/1/2015				11,250	$592,538
John T. Blount	1/1/2015				25,880	$1,277,954

(1)

Represents the number of shares of common stock subject to PRSUs granted in 2015 that vest at target achievement and maximum achievement of the performance conditions applicable to such awards. The maximum number of shares subject to PRSUs that may vest and settle is equal to 200% of target and the threshold number of shares subject to PRSUs that may vest and settle is equal to 50% of target. PRSUs have a two year performance measurement period with specific performance criteria determined by the Compensation Committee for each annual award cycle. PRSUs vest 50% on the second anniversary of grant (after the relevant performance has been measured and determined to have been met) and the remaining 50% vest on

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February 1st of the following year, as a retention component. Mr. Patel and Ms. Pang also received a special PRSU award in 2015. The maximum number of shares subject to PRSUs for this special award may vest and settle is equal to 100% of target and performance below target level will result in 0% of PRSUs vesting. The special PRSU awards vest 50% on the second anniversary of grant (after the relevant performance has been measured and determined to have been met) and the remaining 50% vest on February 1st of the following year, as a retention component.

(2)	Represents the number of shares of common stock subject to RSUs granted in 2015. Each of these grants other than Mr. Blount’s January 1, 2015 grant, which vested on October 31, 2015, will vest and settle in shares in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

(3)	This column shows the full grant date fair value of RSUs and PRSUs awarded to the NEOs in 2015 without any reduction in the grant date fair value of the awards for the possibility of service based forfeiture. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule.

For purposes of the RSUs, fair value is calculated using the closing price of our common stock the day before the grant date of $52.67 for the July 1, 2015 grant and using the closing price of our common stock the day before the grant date of $49.38 for Mr. Blount’s grant on January 1, 2015. For PRSUs, the fair value is calculated assuming probable performance (or, target level) is achieved and the closing stock price the day before the grant date of $53.84 for the April 1, 2015 grant. The PRSUs value, assuming the achievement of the highest level of performance conditions under the plan, are as follows (representing 100% of the target payout for the special PRSU grants made to Mr. Patel and Ms. Pang and 200% of the target payouts for all others): Mr. Storey $8,172,912; Mr. Patel $6,152,190; Mr. Crouch $2,153,600; and Ms. Pang $2,490,100.

For additional information relating to the assumptions made by us in valuing these awards for 2015, refer to note 13 of our financial statements in our Form 10-K for the year ended December 31, 2015, as filed with the SEC.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2015 Table

A critical component of our compensation philosophy is providing appropriate incentives to employees through our LTI program. For 2015, our LTI program provided for two types of equity awards. The first is performance based restricted stock units, or PRSUs, which have a two year performance measurement period with specific performance criteria determined by the Compensation Committee for each annual award cycle and are subject to three years of service based vesting, commencing as of the date of grant. Specifically, PRSUs vest 50% on the second anniversary of grant (after the relevant performance has been measured and determined to have been met) and the remaining 50% vest on February 1st of the following year, in each case, subject to the award holder’s continued employment through the applicable vesting date, as a retention component. The second is restricted stock units—or RSUs—that vest over a period of years, depending on the participant’s continued employment and the terms of the specific grant.

A PRSU represents our agreement to issue to the employee shares of our common stock (or, in the Compensation Committee’s discretion, cash) on the date that the restrictions lapse, so long as specific performance objectives are achieved. PRSUs are generally granted on April 1 of each year. The performance period for PRSUs issued in 2015 ends on December 31, 2016, and the performance objective is based on a comparison of 2014 Adjusted EBITDA to 2016 Adjusted EBITDA. Accordingly, the 2015 PRSUs will vest 50% on April 1, 2017 and 50% on February 1, 2018.

An RSU represents our agreement to issue to the employee shares of our common stock (or, in the Compensation Committee’s discretion in connection with a change in control, cash) on the date that the restrictions lapse, so long as the employee is employed on that date. RSUs are granted on a regular, fixed basis once per year. The restrictions on RSUs generally lapse in equal annual installments over three or four years, subject to the employee’s continued employment and the terms of the specific grant. Upon retirement, all outstanding RSUs held by that person lapse. When the restrictions lapse, the employee is issued the number of shares of common stock equal to the number of RSUs for which the restrictions have lapsed on that date.

For additional information regarding the LTI program awards, please see “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Stock Based Awards” above.

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COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at 2015 Fiscal Year End

The following table provides information on the holdings of unvested OSOs, unvested RSUs and unvested PRSUs by the NEOs as of December 31, 2015. Each grant is shown separately for each NEO. The vesting schedule for each grant is shown following this table, based on the award grant date. For additional information about the RSU awards, see the descriptions under the caption “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Stock Based Awards” above. The number of shares underlying any OSO is subject to change by way of a formulaic multiplier based upon the performance of our common stock relative to the performance of the S&P 500® Index. Each OSO is unexercisable prior to its respective vesting date, at which time it automatically vests and settles in full.

Name	Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
		Unexercisable
Jeff K. Storey	1/1/2013	28,939	$33.18	1/1/2016
	4/1/2013	38,200	$26.47	4/1/2016
	7/1/2013	50,205	$26.87	7/1/2016
	10/1/2013	39,837	$32.50	10/1/2016
	7/1/2012				18,750	(a)	$1,019,250
	7/1/2013				50,000	(b)	$2,718,000
	7/1/2014				60,000	(c)	$3,261,600
	7/1/2015				62,100	(d)	$3,375,756
	4/1/2014				160,000	(e)	$8,697,600
	4/1/2015							75,900	(f)	$4,125,924
Sunit S. Patel	1/1/2013	19,293	$33.18	1/1/2016
	4/1/2013	25,467	$26.47	4/1/2016
	7/1/2013	25,102	$26.87	7/1/2016
	10/1/2013	19,918	$32.50	10/1/2016
	7/1/2012				12,500	(a)	$679,500
	7/1/2013				25,000	(b)	$1,359,000
	7/1/2014				30,000	(c)	$1,630,800
	7/1/2015				27,800	(d)	$1,511,208
	4/1/2014				80,000	(e)	$4,348,800
	4/1/2015							33,970	(f)	$1,846,609
	4/1/2015							46,328	(f)	$2,518,390
Andrew E. Crouch	1/1/2013	9,646	$33.18	1/1/2016
	4/1/2013	12,733	$26.47	4/1/2016
	7/1/2013	12,551	$26.87	7/1/2016
	10/1/2013	9,959	$32.50	10/1/2016
	7/1/2012				5,000	(a)	$271,800
	1/1/2013				1,250	(g)	$67,950
	7/1/2013				12,500	(b)	$679,500
	7/1/2014				15,000	(c)	$815,400
	7/1/2015				20,000	(d)	$1,087,200
	4/1/2014				40,000	(e)	$2,174,400
	4/1/2015							20,000	(f)	$1,087,200

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Name	Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
		Unexercisable
Laurinda Y. Pang	1/1/2013	6,752	$33.18	1/1/2016
	4/1/2013	8,913	$26.47	4/1/2016
	7/1/2013	8,786	$26.87	7/1/2016
	10/1/2013	6,971	$32.50	10/1/2016
	1/1/2012				2,250	(h)	$122,310
	7/1/2012				4,375	(a)	$237,825
	7/1/2013				8,750	(b)	$475,650
	7/1/2014				13,125	(c)	$713,475
	7/1/2015				11,250	(d)	$611,550
	4/1/2014				30,000	(e)	$1,630,800
	7/1/2014				2,500	(e)	$135,900
	4/1/2015							13,750	(f)	$747,450
	4/1/2015							18,750	(f)	$1,019,250
John T. Blount	—	0			0			0

(1)

The number of shares of our common stock indicated in this column is the result of determining the OSO value at December 31, 2015, and has been computed based upon the OSO formula and multiplier as of that date and the closing sale price of our common stock on that date. For additional information on the valuation assumptions we made with respect to these grants, refer to note 13 of our financial statements in our Form 10-K for the year ended December 31, 2015, as filed with the SEC. The value of an OSO is subject to change based upon the performance of our common stock relative to the performance of the S&P 500® Index from the time of the grant of the OSO award until the award is settled. Since the value of an OSO depends on the degree to which our common stock outperforms the index, the number of shares issued upon settlement of a vested OSO will change from time to time.

(2)

OSOs have an initial base price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This initial base price is referred to as the Initial Price. On the settlement date, the Initial Price is adjusted (but not below the initial base price)—as of the date of settlement—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the settlement date of the OSO. The amounts shown in this column represent the adjusted base price for the OSOs as of December 31, 2015.

(3)	Amounts in this column show the number of shares of our common stock underlying outstanding grants of RSUs and those PRSUs for which the performance-based vesting criteria has been met but that remain subject to service-based vesting criteria.

(4)	The market value is based on the closing price of our common stock of $54.36 on December 31, 2015, the final business day of calendar year 2015.

(5)	Amounts in this column show the number of shares of our common stock that would be paid out to the NEO pursuant to the PRSU award assuming target performance. For a detailed discussion of the terms and conditions of the PRSUs granted to the NEOs, including the vesting conditions, please see “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Stock Based Awards” above.

Vesting Information

OSOs. OSOs vest and fully settle on the third anniversary of the grant date. OSO awards provide for acceleration of settlement in the event of a change of control as defined in our Level 3 Communications, Inc. Stock Incentive Plan.

RSUs and PRSUs. RSUs and PRSUs vest as follows:

(a)	vests on July 1, 2016

(b)	vests in equal installments on July 1, 2016 and 2017

(c)	vests in equal installments on July 1, 2016, 2017 and 2018

(d)	vests in equal installments on July 1, 2016, 2017, 2018 and 2019

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COMPENSATION DISCUSSION AND ANALYSIS

(e)	vests in equal installments on April 1, 2016 and February 1, 2017

(f)	vests in equal installments on April 1, 2017 and February 1, 2018

(g)	vests in equal installments on January 1, 2016 and 2017

(h)	vests on January 1, 2016

Options Exercised and Stock Vested in 2015

The following table provides information for the NEOs relating to (1) OSO settlements during 2015, including the number of shares acquired upon settlement and the value realized including the value realized if no shares of our common stock were issued and (2) the number of shares acquired upon the lapsing of restrictions for RSUs and the value realized, in each case before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeff K. Storey	93,585	$4,680,587	77,118	$4,097,279
Sunit S. Patel	60,457	$3,024,941	42,798	$2,273,858
Andrew E. Crouch	25,277	$1,264,008	20,625	$1,093,463
Laurinda Y. Pang	21,631	$1,081,993	15,375	$808,436
John T. Blount	—	$—	25,880	$1,318,586

Equity Compensation Plan Information

We have one equity compensation plan under which we may issue shares of our common stock to employees, officers, directors and consultants, which is called The Level 3 Communications, Inc. Stock Incentive Plan. In addition, in connection with our acquisition of Global Crossing, we assumed sponsorship of the 2003 Global Crossing Limited Stock Incentive Plan. Options outstanding under the 2003 Global Crossing Limited Stock Incentive Plan at the closing of the acquisition were automatically exchanged for options to purchase shares of our common stock. Since this plan’s term has expired, no shares remain for future issuances under this plan, but shares do remain for awards outstanding as of the expiration of the term. The following table provides information about the shares of our common stock that may be issued upon exercise of awards under the Level 3 Communications, Inc. Stock Incentive Plan (in the “Equity compensation plans approved by stockholders” category) and the 2003 Global Crossing Limited Stock Incentive Plan (in the “Equity compensation plans not approved by stockholders” category) as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	5,181,749	(1)	$22.75	(2)	22,270,028
Equity compensation plans not approved by stockholders	415,629	(3)	$22.85	(2)	—

(1)	Includes, among other awards, awards of outperform stock appreciation units (“OSOs), and performance restricted stock units (“PRSUs”). For purposes of this table, each OSO was considered to use a single share of our common stock and each PRSU was also assumed to use a single share of our common stock (which would be target performance) from the total number of shares reserved for issuance under the Level 3 Communications, Inc. Stock Incentive Plan even though the actual payout multiplier may range from zero to four and performance may be less than or greater than target, as described below.

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(2)	At December 31, 2015, the only type of award outstanding that included an “exercise price” was the OSOs. The weighted-average exercise price indicated was for the outstanding OSOs at the date of grant. The exercise price of an OSO is subject to change based upon the performance of our common stock relative to the performance of the S&P 500 Index from the time of the grant of the award until the award has been exercised.

(3)	The 2003 Global Crossing Limited Stock Incentive Plan provided for the granting of (i) stock options, (ii) stock appreciation rights and (iii) other stock based awards, including, without limitation, restricted share units, to eligible participants. Amounts shown indicate the number of awards outstanding under the 2003 Global Crossing Limited Stock Incentive Plan at December 31, 2015. Includes awards of OSOs. For purposes of this table, each OSO was considered to use a single share of our common stock from the total number of shares reserved for issuance even though the actual payout multiplier may range from zero to four, as described below.

OSOs derive value from the appreciation of our common stock above a base price equal to the fair market value of our common stock on the date of grant as adjusted (but not below the initial base price) to reflect the change in value of the S&P 500® Index during the term of the OSO. Upon vesting and settlement, which for awards granted in 2014 will both occur on the third anniversary of the grant date, subject to continued employment, the holder will receive an amount equal to the “spread” between the adjusted base price and the price of our common stock multiplied by a “success multiplier,” which ranges from 0 to 4 on a straight line basis to reflect the amount, ranging from 0% to 11%, by which our common stock outperforms the S&P 500® Index.

OSOs are no longer awarded. Instead, we award performance-based restricted stock unit awards, which will use a two-year performance measurement period, with the specific performance criteria to be determined by the Compensation Committee of the Board of Directors for each annual award cycle, and will vest 50% on the second anniversary of the grant date (after the relevant performance has been measured) and the remaining 50% vesting February 1st of the following year to serve as a retention tool.

Potential Payments Upon Termination or Change of Control

As described in the Compensation Discussion and Analysis above, at December 31, 2015, the NEOs did not have employment agreements with us. However, each of our NEOs (other than Mr. Blount) participates in the Key Executive Severance Plan, or KESP, which provides for payments in certain circumstances upon termination. Mr. Blount was entitled to certain payments pursuant to his retention agreement. For a detailed discussion of the terms and conditions of the KESP and Mr. Blount’s retention agreement, including the amounts payable in connection with certain terminations, please see “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Post-Employment Compensation” and “Compensation Discussion and Analysis—Components of 2015 Executive Compensation—Agreements with and Retirement of John Blount” above.

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the NEO’s employment had terminated on December 31, 2015, given the NEO’s compensation and, if applicable, based on our closing stock price on that date.

Due to the number of factors that affect the nature and amount of any benefits provided upon the occurrence of the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our common stock price and the executive’s age.

Death, Disability and Retirement. If one of the NEOs were to die, become disabled or retire, the OSOs will remain outstanding until the applicable settlement date. Any remaining restrictions on awards of RSUs granted prior to April 1, 2014 would lapse immediately and remaining restrictions on awards of RSUs and PRSUs granted on or after April 1, 2014, would lapse in full on death or disability. For retirement, recipients of RSUs granted on or after April 1, 2014, would receive an incremental two years of vesting and recipients of PRSUs, would have restrictions lapse on a pro rata basis. For these purposes, “disability” generally means total disability, resulting in the grantee being unable to perform his or her job.

At December 31, 2015, Mr. Storey and Mr. Blount were the only NEOs who was were eligible to retire pursuant to our retirement benefit opportunity.

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COMPENSATION DISCUSSION AND ANALYSIS

Retirement

	As of December 31, 2015
Name	Cash	OSOs	RSUs	PRSUs	Total
Jeff K. Storey	$2,100,000	$8,544,365	$7,599,528	$10,760,562	$29,004,455
Sunit S. Patel	$—	$—	$—	$—	$—
Andrew E. Crouch	$—	$—	$—	$—	$—
Laurinda Y. Pang	$—	$—	$—	$—	$—
John T. Blount	$500,000	$—	$—	$—	$500,000

The following table includes calculations relating to death and disability. OSO value is determined based upon the OSO mechanisms described above as of December 31, 2015. RSU value is determined based on the closing price of our common stock of $54.36 on December 31, 2015 and PRSU value is determined based on actual performance of 200% of target for the 2014 awards and an assumption of target performance for those PRSUs for which the level of performance has not yet been determined.

Death and Disability

	As of December 31, 2015
Name	Cash	OSOs	RSUs	PRSUs	Total
Jeff K. Storey	$2,100,000	$8,544,365	$10,374,606	$12,823,524	$33,842,495
Sunit S. Patel	$650,000	$4,880,466	$5,180,508	$8,713,799	$19,424,773
Andrew E. Crouch	$588,000	$2,440,233	$2,921,850	$3,261,600	$9,211,683
Laurinda Y. Pang	$362,250	$1,708,163	$2,160,810	$3,533,400	$7,764,623
John T. Blount	$—	$—	$—	$—	$—

Involuntary Separation from Service. If one of the NEOs were to have his or her employment with the company involuntarily terminated other than for cause and not related to a change of control, or if the NEO were to terminate his or her employment with us for good reason as defined in the Key Executive Severance Plan, a portion of his or her OSOs that would have vested during the twelve month period following termination will remain outstanding until the applicable settlement date; the restrictions on awards of RSUs would lapse with respect to that portion of his or her equity awards that would have vested during the twelve month period following termination; and the restrictions on awards of PRSUs would lapse on a pro rata basis.

The following table includes calculations relating to involuntary separation from service as described above. OSO value is determined based upon the OSO mechanisms described above as of December 31, 2015. RSU value is determined based on the closing price of our common stock of $54.36 on December 31, 2015 and PRSU value is determined based on actual performance of 200% of target for the 2014 awards and an assumption of target performance for those PRSUs for which the level of performance has not yet been determined. Other than with respect to Mr. Blount, the information below reflects the results required under the Key Executive Severance Plan. The amount in the Cash column includes the payment of health and welfare benefits ranging from $13,038 to $28,093 for each of the NEOs (other than Mr. Blount).

	As of December 31, 2015
Name	Cash	OSOs	RSUs	PRSUs	Total
Jeff K. Storey	$8,736,076	$8,544,365	$4,309,389	$10,760,562	$32,350,392
Sunit S. Patel	$3,288,093	$4,880,466	$2,280,402	$6,531,300	$16,980,261
Andrew E. Crouch	$1,792,927	$2,440,233	$1,189,125	$2,718,000	$8,140,285
Laurinda Y. Pang	$1,230,538	$1,708,163	$988,673	$2,650,050	$6,577,424
John T. Blount	$1,399,047	$—	$—	$—	$1,399,047

Change of Control. As described above in the Compensation Discussion and Analysis, OSOs will automatically be settled upon the occurrence of a change of control of Level 3 Communications, Inc. as

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defined in The Level 3 Communications, Inc. Stock Incentive Plan, and any remaining restrictions on RSUs granted prior to April 1, 2014 would lapse immediately and remaining restrictions on awards of RSUs and PRSUs granted on or after April 1, 2014, would lapse in full on a change of control if the NEO’s employment with us is also terminated without cause or good reason. In this case we will, in our sole discretion, either (a) issue all unissued shares of our common stock issuable pursuant to the RSU and PRSU awards to the employee or (b) pay the employee in a combination of cash and stock the value of those shares of our common stock as provided for in the Level 3 Communications, Inc. Stock Incentive Plan.

Notwithstanding the foregoing, if the change of control does not qualify as a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5)(i) under Section 409A of the Internal Revenue Code of 1986, as amended, then the NEO must also undergo a separation from service on account of his or her termination of employment by us without cause following that change in control in order for the remaining restrictions on his or her RSUs granted prior to April 1, 2014, to lapse. In such case, the issuance of the shares or the payment of the cash would be delayed until the date six months and one day following his or her separation from service.

OSO value is determined based upon the OSO mechanisms for a change of control described above, and is calculated at the highest value during the 60 day period prior to December 31, 2015, as dictated by the terms of the OSO awards. For purposes of the PRSUs, the value is determined based on an assumption of target performance for those PRSUs for which the level of performance has not yet been determined.

The following tables summarize the dollar value, as of December 31, 2015, of cash payments that would be owed and these accelerations assuming that a change of control that qualifies as a change of control event of Level 3 Communications, Inc. had occurred on December 31, 2015 along with or without a termination of the NEOs having occurred on December 31, 2015. Amounts in the Cash column also include the cost of health and welfare benefits for each of the NEOs (other than Mr. Blount).

The following tables also reflect the results required under the Key Executive Severance Plan in the context of a change of control and a termination of employment that is effective December 31, 2015.

Change of Control Payments without Termination

	As of December 31, 2015
Name	Cash	OSOs	RSUs	PRSUs	Total
Jeff K. Storey	$—	$8,675,645	$3,737,250	$—	$12,412,895
Sunit S. Patel	$—	$4,955,494	$2,038,500	$—	$6,993,994
Andrew E. Crouch	$—	$2,477,747	$1,019,250	$—	$3,496,997
Laurinda Y. Pang	$—	$1,734,423	$835,785	$—	$2,570,208
John T. Blount	$—	$—	$—	$—	$—

Change of Control Payments with Termination

	As of December 31, 2015
Name	Cash	OSOs	RSUs	PRSUs	Total
Jeff K. Storey	$8,736,076	$8,675,645	$10,374,606	$12,823,524	$40,609,851
Sunit S. Patel	$3,288,093	$4,955,494	$5,180,508	$8,713,799	$22,137,894
Andrew E. Crouch	$1,792,927	$2,477,747	$2,921,850	$3,261,600	$10,454,124
Laurinda Y. Pang	$1,230,538	$1,734,423	$2,160,810	$3,533,400	$8,659,171
John T. Blount	$1,399,047	$—	$—	$—	$1,399,047

At December 31, 2015, our Current NEOs did have non-compete agreements other than as described above in the Compensation Discussion and Analysis with respect to the NEOs participating in the Key Executive Severance Plan.

Level 3 Communications | 2016 Proxy Statement	51

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION (ITEM 3)

We are asking stockholders to approve a proposal to amend our Restated Certificate of Incorporation. The adoption of this proposal would delete the “for cause” removal requirement for the stockholders to remove a Board member, while retaining the requirement that a director may be removed only by a vote of at least a majority of the outstanding stock entitled to vote in an election of directors.

A Delaware Court of Chancery decision in December 2015 has concluded that under Delaware’s General Corporation Law, a company that is incorporated in Delaware and does not have a classified Board of Directors must permit the company’s stockholders to remove a director either with or without cause. For many years, Level 3 had a classified Board, but this was removed after our 2007 Annual Meeting. While our current Restated Certificate of Incorporation no longer provides for a classified Board, it indicates that our stockholders who hold a majority of the outstanding stock entitled to vote in an election of directors can remove a member of our Board only “for cause.”

The Board believes that this amendment is required since the provision as currently stated has been determined by a Delaware Chancery Court decision to be not valid under applicable provisions of the Delaware General Corporation Law. While the Delaware Supreme Court, the highest judicial court in Delaware, has not ruled on this question, the Board believes that it is in the best interests of Level 3 and all of the stockholders that this amendment be approved by the stockholders. A stockholder vote against the proposed amendment could result in unnecessary litigation and the incurrence of unnecessary expense.

The text of the certificate of amendment would be in substantially the form attached hereto as Annex 2, except that the text of the form may be altered for any changes required by the Secretary of State of the State of Delaware and changes deemed necessary or advisable by the Board, including the insertion of the effective time and effective date selected by Board.

Vote Required

Article XIII of our Restated Certificate of Incorporation provides that the affirmative vote of stockholders holding at least a majority of the outstanding shares of our common stock is required for approval of this proposal.

THE BOARD UNANIMOUSLY ADOPTED A RESOLUTION SEEKING STOCKHOLDER APPROVAL OF, AND RECOMMENDS THAT YOU VOTE FOR, THIS PROPOSAL.

52	Level 3 Communications | 2016 Proxy Statement

RATIFY THE BY-LAW DESIGNATION OF THE DELAWARE COURT OF CHANCERY AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS (ITEM 4)

In November 2015, the Board adopted an amendment to our Amended and Restated By-laws that added a new Section 7.8 to Article VII (“Section 7.8”) designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions involving Level 3 unless otherwise consented to by Level 3. This designation of the Court of Chancery applies to (i) any derivative action or proceeding brought on behalf of Level 3; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of Level 3 to Level 3 or Level 3’s stockholders; (iii) any action asserting a claim against Level 3 or any Level 3 director or officer or other employee arising pursuant to any provision of the General Corporation Law of the State of Delaware, Level 3’s Restated Certificate of Incorporation or By-laws; or (iv) any action asserting a claim against Level 3 or any Level 3 director or officer or other employee governed by the internal affairs doctrine. The complete text of Section 7.8 is copied below. References to “the Corporation” are to Level 3.

SECTION 7.8. FORUM FOR ADJUDICATION OF DISPUTES. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Corporation’s Restated Certificate of Incorporation or these By-laws (in each case, as may be amended from time to time); or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, shall be in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware), subject to the court’s having personal jurisdiction over the indispensable parties named therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed (i) to have notice of and consented to the provisions of this Section 7.8, (ii) to consent to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware) in any proceeding brought to enjoin, or otherwise enforce this Section 7.8 with respect to, any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Section 7.8 and (iii) to consent to having service of process made upon such person or entity in any proceeding by service upon such person’s or entity’s counsel in such proceeding for such person or entity. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Notwithstanding anything to the contrary provided herein, unless the provisions of this Section 7.8 are ratified at the Corporation’s 2016 annual meeting of stockholders by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, this Section 7.8 shall, immediately after the certification of the election results, be null and void and of no further effect with respect to actions initiated after the date of such meeting.

We are now asking the stockholders to ratify this By-law amendment. Section 7.8 is intended to avoid subjecting Level 3 to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, Level 3’s state of incorporation. The ability to require these actions to be brought in a single forum provides numerous benefits to Level 3 and our stockholders.

Specifically, we and our stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. This court has experienced jurists

Level 3 Communications | 2016 Proxy Statement	53

RATIFY THE BY-LAW DESIGNATION OF THE DELAWARE COURT OF CHANCERY AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS (ITEM 4)

who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes.

By ensuring that intra-corporate disputes are heard in a Delaware court, we and our stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.

The Board believes that Level 3 should retain the ability to consent to an alternative forum on a case-by-case basis where the Board determines that our interests and those of its stockholders would best be served by permitting such a dispute to proceed in a forum other than the courts designated in Section 7.8.

If this proposal is approved, Section 7.8 of our Amended and Restated Bylaws will remain in effect. If this proposal is not approved by the stockholders, the Board will repeal Section 7.8.

The Board knows that certain proxy advisors, and even some institutional holders, take the view they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm because of multiple stockholder suits filed in different jurisdictions regarding the same matter. The Board believes that it is more prudent and in the best interests of stockholders to take preventive measures before Level 3 and the interests of most of its stockholders are materially harmed by the increasing practice of the plaintiff’s bar to file claims in multiple jurisdictions. Section 7.8 was not adopted by the Board in reaction to any specific litigation confronting us. This action was taken on a prospective basis to prevent potential future harm to Level 3 and its stockholders.

The Board does not believe that Section 7.8 presents any material risk to our stockholders except regarding the following. One or more stockholders who desire to sue Level 3, our directors or employees, in multiple jurisdictions to increase the settlement value of their lawsuits by increasing our costs to defend against multiple lawsuits, might prefer to sue in multiple jurisdictions. Further, one or more stockholders who believe that the law or demographic of a potential jury pool of a jurisdiction other than those specified by Section 7.8 might be more favorable to their claims, might prefer to file elsewhere. Also, one or more stockholders who believe that the law is less settled in another jurisdiction might prefer to file elsewhere to increase the settlement value of their claims. Section 7.8 may also reduce the likelihood of derivative litigation against directors and employees, even though an action, if successful, might benefit Level 3 and its stockholders. Because of these potential risks, the Board has submitted Section 7.8 for ratification by the stockholders.

Vote Required

The affirmative vote of stockholders holding at least a majority of the outstanding shares of our common stock is required for approval of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

54	Level 3 Communications | 2016 Proxy Statement

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 5)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee of the Board has appointed, and as a matter of good corporate governance, is requesting ratification by the stockholders of KPMG LLP or its international affiliates, which we refer to together as KPMG, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2016. KPMG also served in this capacity for 2015. The Audit Committee and the Board believe that the retention of KPMG to serve as our independent external auditor is in the best interests of Level 3 and its stockholders.

If the stockholders do not ratify the selection of KPMG, the Audit Committee will review its future selection of an independent auditor in light of that result.

As part of its responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accountants in order to assure the public accountant’s independence. The Audit Committee has adopted a pre-approval process with respect to the provision of audit and non-audit services to be performed by KPMG. This pre-approval process requires the Audit Committee to review and approve all audit services and permitted non-audit services to be performed by KPMG. The Audit Committee establishes pre-approval fee levels for all services to be provided by KPMG annually. Audit services are subject to specific pre-approval while audit-related services, tax services and all other services may be granted pre-approvals within specified categories. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate either type of pre-approval authority to one or more of its members. A report, for informational purposes only, of any pre-approval decisions made by a single member of the Audit Committee is made to the full Audit Committee on at least a quarterly basis. One hundred percent of the services that required pre-approval by the Audit Committee received that approval.

Representatives of KPMG are expected to be present at the annual meeting, where they will respond to appropriate questions and, if they wish, make a statement.

For additional information concerning the Audit Committee and its activities with KPMG, see the “Audit Committee Report,” below.

Vote Required

The affirmative vote a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting is required for approval of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL.

Level 3 Communications | 2016 Proxy Statement	55

AUDIT COMMITTEE REPORT

To the Board of Directors

The Audit Committee reviews Level 3 Communications, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The company’s registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. We have reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2015.

The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, internal audit and KPMG LLP, the company’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of fiscal 2015, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management, internal audit and KPMG LLP at each regularly scheduled Audit Committee meeting. The Audit Committee reviewed the report of management contained in the company’s Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the company’s Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2016.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Standards of the Public Company Accounting Oversight Board (PCAOB) (United States), as described in PCAOB Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Rule 3526, Communications with Audit Committees Concerning Independence, by the Professional Standards of the Public Company Accounting Oversight Board (United States), and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the company’s annual report on Form 10-K for the year ended December 31, 2015.

The Audit Committee has also considered whether the provision of services by KPMG LLP and its international affiliates not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the company’s Forms 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively, is compatible with maintaining KPMG LLP’s independence.

56	Level 3 Communications | 2016 Proxy Statement

AUDIT COMMITTEE REPORT

The following table presents fees for professional audit services rendered by KPMG LLP and its international affiliates for the audit of the Level 3 annual financial statements for the years ended December 31, 2015, and 2014 and fees billed for other services rendered by KPMG LLP and its international affiliates during those periods, which have been approved by the Audit Committee.

	2015	2014
Audit Fees(1)	$5,489,834	$6,402,000
Audit-Related Fees(2)	183,614	260,000
Tax Fees(3)	0	188,000
All Other Fees	0	0
Total Fees	$5,673,448	$6,850,000

(1)	Audit fees consisted principally of fees for the audit of financial statements, including statutory audits of foreign subsidiaries, audit of internal control over financial reporting, and fees relating to comfort letters and registration statements.

(2)	Audit related fees consisted principally of fees for audits of employee benefit plans, agreed-upon procedures reports, due diligence activities, and other audits not required by statute or regulation.

(3)	Tax fees consisted principally of fees for tax consultation and tax compliance activities.

The Audit Committee:

Peter van Oppen, Chairman

Irene M. Esteves

T. Michael Glenn

Kevin W. Mooney

For the year ended December 31, 2015

Level 3 Communications | 2016 Proxy Statement	57

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 17, 2016, by Level 3’s directors, the NEOs, and the directors and executive officers as a group, and each person known by us to beneficially own more than five percent of our outstanding common stock.

Name	Number of Shares of Common Stock	Percent of Common Stock Beneficially Owned(%)
Jeff K. Storey(1)	482,427	*
Sunit S. Patel(2)	368,268	*
Andrew E. Crouch(3)	115,113	*
Laurinda Y. Pang(4)	79,867	*
John T. Blount	38,292	*
James O. Ellis, Jr.	57,790	*
Kevin P. Chilton	16,512	*
Steven T. Clontz	58,012	*
Irene M. Esteves	5,049	*
T. Michael Glenn	23,876	*
Spencer B. Hays	77,237	*
Michael J. Mahoney	56,244	*
Kevin W. Mooney	39,595	*
Peter Seah Lim Huat	61,490	*
Peter van Oppen	27,075	*
Directors and Executive Officers as a Group (18 persons)(5)	1,763,101	*
STT Stockholder Group(6)	65,031,667	18.22
Southeastern Asset Management, Inc.(7)	32,931,724	9.20
The Vanguard Group(8)	24,612,651	6.90

*	Less than 1%.

(1)	Includes 37,731 shares issuable upon the settlement of OSOs (assuming the OSO value, as of March 17, 2016) and 80,000 shares issuable upon the lapse of restrictions on PRSUs, each within 60 days of March 17, 2016.

(2)	Includes 25,154 shares issuable upon the settlement of OSOs (assuming the OSO value, as of March 17, 2016) and 40,000 shares issuable upon the lapse of restrictions on PRSUs, each within 60 days of March 17, 2016, and 1,000 shares of our common stock held in an individual retirement account.

(3)	Includes 12,577 shares issuable upon the settlement of OSOs (assuming the OSO value, as of March 17, 2016) and 20,000 shares issuable upon the lapse of restrictions on PRSUs, each within 60 days of March 17, 2016.

(4)	Includes 8,804 shares issuable upon the settlement of OSOs (assuming the OSO value, as of March 17, 2016) and 16,250 shares issuable upon the lapse of restrictions on PRSUs, each within 60 days of March 17, 2016.

(5)	Includes 104,390 shares issuable upon the settlement of OSOs (assuming the OSO value, as of March 17, 2016) and 190,250 shares issuable upon the lapse of restrictions on PRSUs, each within 60 days of March 17, 2016.

(6)	Based on information provided in a Form 4 filed by this stockholder on September 18, 2015. STT Crossing Ltd. (“STT Crossing”) is an indirect subsidiary of Temasek Holdings (Private) Limited (“Temasek”), its ultimate parent entity, and is located at Les Cascades Building, Edith Cavell Street, Port Louis Mauritius. Temasek, through its ultimate ownership of STT Crossing, may be deemed to have voting and dispositive power over all these shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of these shares.

58	Level 3 Communications | 2016 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(7)	Address for Southeastern Asset Management, Inc. and Mr. O. Mason Hawkins is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119. The following information is based solely on Southeastern Asset Management, Inc.’s Schedule 13G filed with the SEC on February 12, 2016. Percentage of our outstanding common stock is as reported in their Schedule 13G.

Information in the table is presented by Southeastern Asset Management, Inc. as a registered investment adviser. All of the securities reported by Southeastern Asset Management are owned legally by Southeastern Asset Management, Inc.’s investment advisory clients and none are owned directly or indirectly by Southeastern Asset Management, Inc. Southeastern Asset Management, Inc. exercises sole dispositive power with respect to 18,165,466 shares of our common stock beneficially owned by discretionary managed accounts, 14,766,258 shares of our common stock beneficially owned by discretionary managed accounts for which Southeastern Asset Management has shared or no dispositive power. Also includes 15,147,356 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has sole voting power, 14,766,258 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has shared voting power and 3,018,110 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has no voting power.

Mr. O Mason Hawkins, Chairman of the Board and C.E.O. of Southeastern Asset Management, Inc., may be deemed to beneficially own the Level 3 common stock held by Southeastern Asset Management, Inc. Mr. Hawkins disclaims beneficial ownership of such common stock.

(8)	Address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The following information is based solely on The Vanguard Group’s Schedule 13G filed with the SEC on February 10, 2016. Percentage of our outstanding common stock is as reported in their Schedule 13G.

Information in the table is presented by The Vanguard Group as a registered investment adviser. All of the securities reported by The Vanguard Group are owned legally by The Vanguard Group’s investment advisory clients and none are owned directly or indirectly by The Vanguard Group. The Vanguard Group exercises sole dispositive power with respect to 24,041,328 shares of our common stock, 571,323 shares of our common stock for which The Vanguard Group has shared dispositive power. Also includes 540,196 shares of our common stock for which The Vanguard Group has sole voting power and 28,600 shares of our common stock for which The Vanguard Group has shared voting power.

Level 3 Communications | 2016 Proxy Statement	59

OTHER MATTERS

It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with their discretion.

FUTURE STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion (other than director nominations pursuant to proxy access) in our 2017 Proxy Statement must submit the proposal so that it is received by us no later than December 8, 2016. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

If a stockholder does not submit a proposal for inclusion in our 2017 Proxy Statement, but instead wishes to present it directly at the 2017 Annual Meeting of Stockholders, our By-laws require that the stockholder notify us in writing on or before February 18, 2017, but no earlier than January 19, 2017, for the proposal to be included in our proxy material relating to that meeting. Proposals received after February 18, 2017 will not be voted on at the 2017 Annual Meeting. In addition, such proposal must also include a brief description of the business to be brought before the 2017 Annual Meeting, the stockholder’s name and record address, the number of shares of our common stock that are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal, a representation that the stockholder intends to appear in person or by proxy at the 2017 Annual Meeting, certain other information required under our By-laws and any information relating to the stockholder that would be required to be disclosed in a Proxy Statement filing. If the stockholder wishes to nominate one or more persons for election as a director (and not in reliance on proxy access), such stockholder’s notice must comply with additional provisions as set forth in our By-laws, including certain information with respect to the persons nominated for election as directors. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

In addition, our By-laws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our By-laws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 11 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of our common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our By-laws, and each nominee must meet the qualifications required by our By-laws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary not earlier than November 9, 2016 and not later than December 9, 2016.

60	Level 3 Communications | 2016 Proxy Statement

FREQUENTLY ASKED QUESTIONS

Why am I receiving these materials?

Our Board of Directors has made these materials available to you in connection with the Board’s solicitation of proxies for use at the Annual Meeting, which will take place on May 19, 2016. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2015 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting. These materials can also be viewed online at http://www.proxyvote.com.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability of Proxy Materials (the “Notice”) provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and is more environmentally friendly. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Where will the Annual Meeting be held?

The Annual Meeting will be held at our headquarters, 1025 Eldorado Boulevard, Broomfield, Colorado 80021 at 9:00 a.m. on May 19, 2016. If you would like directions to the Annual Meeting, please see our website at http://investors.level3.com/2016annualmeeting.

Will senior management be making a presentation at the Annual Meeting?

Yes, following the completion of the formal business portion of the Annual Meeting, members of our senior management will be making a presentation. We expect that this presentation will be followed by an open question and answer session with members of our senior management. We anticipate that the Annual Meeting will conclude at the end of the question and answer period but in any event promptly at 10:30 a.m.

What items will be voted on at the Annual Meeting?

The following are the items that will be voted on at the Annual Meeting:

1.	To elect to our Board of Directors 11 directors, each for a one-year term until the 2017 Annual Meeting of Stockholders or until their successors have been elected and qualified; and

2.	To approve, on an advisory basis, the named executive officer executive compensation; and

3.	To approve an amendment to our Restated Certificate of Incorporation to delete the requirement that stockholders can remove a director only “for cause;” and

4.	To ratify our By-law providing that Delaware is the exclusive forum for certain legal actions; and

5.	To ratify the appointment of our independent auditor; and

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FREQUENTLY ASKED QUESTIONS

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of that meeting.

What are our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote for the 11 nominees for director, each for a one-year term until the 2017 Annual Meeting of Stockholders.

Our Board of Directors also recommends that you vote:

•	for approval of the amendment to our Restated Certificate of Incorporation to delete the requirement that stockholders can remove a director only “for cause;

•	for approval, on an advisory basis, of the named executive officer compensation;

•	to ratify the By-law providing that Delaware is the exclusive forum for certain legal actions; and

•	to ratify the appointment of our independent auditor.

Where are Level 3’s principal executive offices located, and what is Level 3’s main telephone number?

Level 3’s principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021. Our main telephone number is (720) 888-1000.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules adopted by the SEC, we are required to provide access to our proxy materials over the Internet. Accordingly, we have sent the Notice to our stockholders of record and beneficial owners as well as to employees who participate in the Level 3 Communications 401(k) Plan and hold units in the Level 3 Stock Fund. You will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your proxy materials by email saves us the cost of printing and mailing documents to you and is more environmentally friendly.

Who may vote at the Annual Meeting?

If you owned our common stock at the close of business on March 31, 2016 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had 357,005,439 shares of common stock issued and outstanding, all of which were entitled to one vote on the matters to be considered at the meeting.

What shares are represented by the proxy card that was delivered?

If we delivered a proxy card to you, the proxy represents all the shares registered in your name with our transfer agent, Wells Fargo Shareowner Services. A proxy that is delivered by your broker, bank or other nominee represents the shares held by you in an account at that institution.

If you are an employee who participates in the Level 3 Communications, Inc. 401(k) Plan, the proxy card that we delivered to you also will include the shares of our common stock that are attributable to the units that you hold in the Level 3 Stock Fund as part of the 401(k) Plan.

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FREQUENTLY ASKED QUESTIONS

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Level 3.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of Level 3’s outstanding common stock on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of Level 3’s shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or over the Internet as instructed on the proxy card that you received.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

If you are a “street name” holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be “uninstructed.” Stockholders of record have the discretion to vote uninstructed shares on specified routine matters, but do not have the authority to vote uninstructed shares on non-routine matters.

What will happen if I return my proxy card without indicating how to vote?

Stockholders of Record. If you are a stockholder of record and you submit your proxy by internet, telephone or mail but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

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FREQUENTLY ASKED QUESTIONS

Beneficial Owners of Shares Held in Street Name. If you are a “street name” holder and fail to instruct the broker, bank, trust company or other nominee that is the stockholder of record how you want to vote your shares on a particular proposal, those shares are considered to be “uninstructed,” and the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters, including Item 1 (the Election of Directors), Item 2 (the “say-on-pay”), Item 3 (Amendment of Restated Certificate of Incorporation Proposal), Item 4 (Ratification of By-law).

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

How are the shares of our common stock that are attributable to the units held in the Level 3 Stock Fund that is a part of our 401(k) Plan voted?

If you are an employee who participates in the Level 3 Communications, Inc. 401(k) Plan, your voting instructions will also instruct the trustee of the plan how to vote the shares allocated to your 401(k) Plan account. If you do not vote your proxy (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way the other 401(k) Plan participants vote their shares. Votes under the Level 3 Communications, Inc. 401(k) Plan receive the same confidentiality as all other votes.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the Annual Meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present in person or represented by proxy at the Annual Meeting.

Abstentions only have an effect on the outcome of any matter being voted on at the Annual Meeting that requires the approval based on our total shares of common stock outstanding. In this instance, where a majority of the total shares outstanding is required to approve a proposal, an abstention is equivalent to a vote against the proposal.

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FREQUENTLY ASKED QUESTIONS

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Item 1—Election of directors	Each of the 11 nominees for director will be elected by a majority of the votes cast with respect to that nominee by holders of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. For this election, a “majority of votes cast” means that the number of votes “For” a nominee’s election needs to be greater than the number of votes cast as “Against” that nominee’s election, otherwise the director will be required to tender a resignation for the Board to consider whether to accept it.

Item 2—The approval, on an advisory basis, of the named executive officer compensation	To be approved by our stockholders, this proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Item 3—To approve an amendment to the Restated Certificate of Incorporation	The affirmative vote of stockholders holding at least a majority of the outstanding shares of our common stock is required for approval of this proposal.

Item 4—To ratify our By-law providing that Delaware is the exclusive forum for certain legal actions	The affirmative vote of stockholders holding at least a majority of the outstanding shares of our common stock is required for approval of this proposal.

Item 5—To ratify the appointment of our independent auditor	To be approved by our stockholders, this proposal requires the affirmative vote of a majority of the votes cast by holders of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Other than as described here, there are no limitations on your ability to revoke or change your vote. If you hold your shares in street name, you should consult your broker for information regarding how to revoke or change your vote.

Is cumulative voting permitted for the election of directors?

No.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Level 3 or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

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FREQUENTLY ASKED QUESTIONS

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board of Directors.

Who will tabulate the vote?

Broadridge Financial Solutions, Inc. will tally the vote, which will be certified by an Inspector of Election who is a Level 3 employee.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and will be reported by us through the filing of a Form 8-K, which we expect to file with the U.S. Securities and Exchange Commission, or SEC, on or before May 24, 2016.

Am I entitled to appraisal rights?

The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of the State of Delaware entitle stockholders to appraisal rights.

Who is paying for the cost of this proxy solicitation?

Level 3 is paying the costs of the solicitation of proxies. We must pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We will also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

What is householding of Proxy Materials?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021, (720) 888-1000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

What is the deadline to propose actions for consideration at the 2017 Annual Meeting of Stockholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future annual meetings of stockholders.

A stockholder who would like to have a proposal considered for inclusion in our 2017 Proxy Statement must submit the proposal so that it is received by us no later than December 8, 2016. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

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If a stockholder does not submit a proposal for inclusion in our 2017 Proxy Statement, but instead wishes to present it directly at the 2017 Annual Meeting of Stockholders, our By-laws require that the stockholder notify us in writing on or before February 18, 2017, but no earlier than January 19, 2017, for the proposal to be included in our proxy material relating to that meeting. Proposals received after February 18, 2017 will not be voted on at the 2017 Annual Meeting. In addition, such proposal must also include a brief description of the business to be brought before the 2017 Annual Meeting, the stockholder’s name and record address, the number of shares of our common stock that are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal, and a representation that the stockholder intends to appear in person or by proxy at the 2017 Annual Meeting.

If the stockholder wishes to nominate one or more persons for election as a director, such stockholder’s notice must also state the information described in our By-laws.

In addition, our By-laws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our By-laws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of our outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the current Board size of 11 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of our common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our By-laws, and each nominee must meet the qualifications required by our By-laws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Secretary:

•	not earlier than November 9, 2016; and

•	not later than December 9, 2016.

You may contact the Secretary at our principal executive offices for a copy of the relevant By-laws provisions regarding the requirements for making stockholder proposals and nominating.

All proposals must be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

What information needs to be included in a stockholder notice regarding nominating an individual for election as a director?

The stockholder’s notice must provide as to each person whom the stockholder proposes to nominate for election the information required by our By-laws, which includes:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•

A) the class or series and number of shares of our capital stock which are owned beneficially or of record by such person or any affiliates or associates of such person, (B) the name of each nominee holder of shares of all Level 3 stock owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of Level 3 stock held by each such nominee holder

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and (C) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, swaps, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such person or any affiliates or associates of such person, the effect or intent of which is to mitigate loss, manage risk or benefit from share price change for, or maintain, increase or decrease the voting power or pecuniary or economic interest of, such person or such affiliates or associates of such person with respect to shares of Level 3 stock;

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•

any additional information as necessary to permit the Board to determine if each stockholder nominee is independent under the rules and listing standards of the New York Stock Exchange, any rules of the U.S. Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of our directors.

In addition, as to the stockholder giving the notice, and the beneficial owners, if any, on whose behalf the nomination is being submitted and, if such stockholder or beneficial owner is an entity, as to each control person the notice must contain the information required by our By-laws, which includes:

•	the name and record address of such stockholder or such beneficial owners or control persons;

•

information with respect to such stockholder or such beneficial owners or control persons as would be provided pursuant to items listed above with respect to the class of or series of our capital stock owned;

•

a description of all arrangements or understandings (whether written or oral) between such stockholder and each proposed nominee and any other person or persons (including their names and addresses) pursuant to which the nominations(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice;

•	a representation that such stockholder will comply with the provisions to provide updates to this information as required by the By-laws; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Note that a stockholder nominating an individual for election as a director pursuant to proxy access provisions of the By-laws must also comply with and provide additional information as required by Section 3.16 of the By-laws.

How can I communicate with the independent directors on Level 3’s Board?

If you wish to communicate directly with the Board, a committee of the Board or with an individual director, regarding matters related to Level 3, you should send the communication to:

Level 3 Communications, Inc.

Board of Directors [or committee name or

director’s name, as appropriate]

1025 Eldorado Boulevard

Broomfield, Colorado 80021

We will forward all stockholder correspondence about Level 3 to the Board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

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Annex 1

NON-GAAP RECONCILIATIONS

Core Network Services (CNS) Revenue consists of revenue from colocation and data center services; transport and fiber; IP and data services; and local and enterprise voice services. For purposes of comparing actual performance against 2015 Financial Goals, CNS revenue at 2015 Budget Targets is adjusted to reflect the foreign exchange rates and Venezuelan subsidiary’s operating results which were assumed in the preparation of the Board of Directors-approved budget targets.

Adjusted EBITDA, as defined by the Company, is net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

The following information provides a reconciliation of Net Income (Loss) to Adjusted EBITDA as defined by the Company:

(dollars in millions)	Year Ended December 31, 2015
Net Income	$3,433
Income Tax Benefit	(3,150)
Total Other Expense	1,048
Depreciation and Amortization Expense	1,166
Non-Cash Compensation Expense	141
Adjusted EBITDA	$2,638

(dollars in millions)	Year Ended December 31, 2014
Net Income	$314
Income Tax Benefit	(76)
Total Other Expense	775
Depreciation and Amortization Expense	808
Non-Cash Compensation Expense	73
Non-Cash Impairment	1
Adjusted EBITDA	$1,895

(dollars in millions)	Year Ended December 31, 2013
Net Loss	$(109)
Income Tax Expense	38
Total Other Expense	737
Depreciation and Amortization Expense	800
Non-Cash Compensation Expense	151
Non-Cash Impairment	7
Adjusted EBITDA	$1,624

Level 3 Communications | 2016 Proxy Statement	A-1-1

For purposes of comparing actual performance against 2015 Financial Goals, Adjusted EBITDA at 2015 Budget Targets was adjusted to reflect the foreign exchange rates and Venezuelan subsidiary’s operating results which were assumed in the preparation of the Board of Directors-approved budget targets. The following information provides a reconciliation of Net Income to Adjusted EBITDA at 2015 Budget Targets as defined by the Company:

(dollars in millions)	Year Ended December 31, 2015
Net Income	$3,433
Income Tax Benefit	(3,150)
Total Other Expense	1,048
Depreciation and Amortization Expense	1,166
Non-Cash Compensation Expense	141
Adjustment for Budgeted Foreign Currency Exchange Rates and Inclusion of Venezuelan Subsidiary’s Results for the fourth quarter of 2015	48
Adjusted EBITDA at 2015 Budget Targets	$2,686

CNS Run Rate is defined as the amount of monthly recurring core network services revenue. For purposes of comparing actual performance against 2015 Financial Goals, CNS Run Rate at 2015 Budget Targets is adjusted to reflect the foreign exchange rates and Venezuelan subsidiary’s operating results assumed in the preparation of the Board of Directors-approved budget targets.

Sustainable Free Cash Flow is defined as Adjusted EBITDA, less capital expenditures, less net cash interest expense, plus/less changes in working capital.

Sustainable Free Cash Flow is calculated as follows:

(dollars in millions)	Year Ended December 31, 2015
Adjusted EBITDA	$2,638
Capital Expenditures	(1,229)
Net Cash Interest	(667)
Changes in Working Capital	(116)
Sustainable Free Cash Flow	$626

(dollars in millions)	Year Ended December 31, 2014
Adjusted EBITDA	$1,895
Capital Expenditures	(910)
Net Cash Interest	(597)
Changes in Working Capital	(137)
Sustainable Free Cash Flow	$251

(dollars in millions)	Year Ended December 31, 2013
Adjusted EBITDA	$1,624
Capital Expenditures	(760)
Net Cash Interest	(674)
Changes in Working Capital	(237)
Sustainable Free Cash Flow	$(47)

A-1-2	Level 3 Communications | 2016 Proxy Statement

For purposes of comparing actual performance against 2015 Financial Goals, Sustainable Free Cash Flow for the year ended December 31, 2015 also excludes accelerated cash interested payments related to capital markets activity in the fourth quarter 2015 that were not assumed in the preparation of the Board of Directors-approved budget targets, and is calculated as follows:

(dollars in millions)	Year Ended December 31, 2015
Adjusted EBITDA, Excluding Accelerated Cash Interest Payments	$2,672
Capital Expenditures	(1,229)
Net Cash Interest	(667)
Changes in Working Capital	(116)
Sustainable Free Cash Flow	$660

Net Debt to Adjusted EBITDA Ratio is defined as debt, reduced by cash and cash equivalents and divided by Adjusted EBITDA excluding $32 million of acquisition-related expenses.

Net Debt to Adjusted EBITDA Ratio is calculated as follows:

(dollars in millions)	Year Ended December 31, 2015
Debt	$11,025
Cash and Cash Equivalents	(854)
Net Debt	$10,171
Adjusted EBITDA Excluding Acquisition-Related Expenses	$2,670
Net Debt to Adjusted EBITDA Ratio	3.8

Net Debt to Pro Forma Adjusted EBITDA Ratio is defined as debt, reduced by cash and cash equivalents and divided by Adjusted EBITDA Pro Forma to include tw telecom results excluding $172 million of acquisition-related expenses.

Net Debt to Pro Forma Adjusted EBITDA Ratio is calculated as follows:

(dollars in millions)	Year Ended December 31, 2014
Debt	$11,366
Cash and Cash Equivalents	(580)
Net Debt	$10,786
Pro Forma for tw-telecom Adjusted EBITDA, excluding acquisition-related expenses	$2,443
Net Debt to Pro Forma Adjusted EBITDA Ratio	4.4

Measures referred to as being calculated ‘‘on a constant currency basis’’ are intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such measures are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Level 3 Communications | 2016 Proxy Statement	A-1-3

Annex 2

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

of

LEVEL 3 COMMUNICATIONS, INC.

The undersigned, being a duly appointed officer of Level 3 Communications, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

First: That the Board of Directors of the Corporation, at a meeting of the Board of Directors of the Corporation, adopted resolutions setting forth a certain proposed amendment to the Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable, calling for the stockholders of the Corporation to consider said amendment at the next meeting of the stockholders and calling for a special meeting of the stockholders of said corporation for consideration thereof.

Second: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 228 and 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

Third: That Article VII of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, as amended on May 27, 2009, May 25, 2010, October 3, 2011, October 19, 2011, May 30, 2012, and October 30, 2014 is hereby amended in its entirety to read as follows:

“ARTICLE VII

DIRECTORS

A. The Board of Directors shall consist of no fewer than six persons and no more than fifteen persons, and such number shall be fixed by, or in the manner provided in, the By-laws of the Corporation.

B. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, the directors shall be elected to hold office for a term of one (1) year and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. A director may be removed from office only by vote of at least a majority of the outstanding stock entitled to vote in an election of directors.

D. Any vacancy on the Board of Directors, however resulting, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.”

Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendments.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this      day of             , 20     by the undersigned who affirms the statements contained herein as true under penalties of perjury.

LEVEL 3 COMMUNICATIONS, INC.

BY:

NAME:
TITLE:

Level 3 Communications | 2016 Proxy Statement	A-2-1

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. LEVEL 3 COMMUNICATIONS, INC. 1025 ELDORADO BLVD. BROOMFIELD, CO 80021 ATTN: INVESTOR RELATIONS E04838-P76870 LEVEL 3 COMMUNICATIONS, INC. The Board of Directors Recommends a Vote FOR Items 1,2,3,4 and 5. Against Abstain For 1. To elect 11 directors to our Board of Directors Nominees: ! ! ! 1a. James O. Ellis, Jr. ! ! ! Abstain Against For 1b. Jeff K. Storey ! ! ! ! ! ! 2. To approve, on an advisory basis, the named executive officer executive compensation. 1c. Kevin P. Chilton 3. To approve an amendment to our Restated Certificate of Incorporation to delete the requirement that stockholders can remove a director only “for cause.” ! ! ! ! ! ! 1d. Steven T. Clontz ! ! ! ! ! ! 1e. Irene M. Esteves 4. To ratify our By-law providing that Delaware is the exclusive forum for certain legal actions. ! ! ! ! ! ! 5. To ratify the appointment of our independent auditor. 1f. T. Michael Glenn

! ! ! 6. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of that meeting. 1g. Spencer B. Hays ! ! ! 1h. Michael J. Mahoney THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED. ! ! ! 1i. Kevin W. Mooney ! ! ! 1j. Peter Seah Lim Huat ! ! ! 1k. Peter van Oppen Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LEVEL 3 COMMUNICATIONS, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, May 19, 2016 9:00 a.m. Headquarters of Level 3 Communications, Inc. 1025 Eldorado Blvd. Broomfield, Colorado 80021 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:Annual Report and Proxy is available at www.proxyvote.com. E04839-P76870 Level 3 Communications, Inc. 1025 Eldorado Boulevard Broomfield, CO 80021 This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 19, 2016. The shares of stock held in your account will be voted as you specify on the reverse side. By signing the proxy, you revoke all prior proxies and appoint John M. Ryan and Neil J. Eckstein, and each of them, with full power of substitution, to vote the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements as described in the Notice of Annual Meeting and Proxy Statement dated April 7, 2016, receipt of which is hereby acknowledged. The proxies will vote as the Board of Directors recommends where a choice is not specified. For Level 3 Communications, Inc. 401(k) participants: The undersigned, as a participant in the Level 3 Communications, Inc. 401(k) Plan (“the Plan”), hereby directs Wells Fargo Bank, N.A. as Trustee for the Plan, to vote all shares of common stock of Level 3 Communications, Inc. allocated to my account in the Plan as of March 31, 2016. I understand that I am to mail this proxy card to Broadridge Financial Solutions, Inc., acting as tabulation agent, or vote by phone or by using the Internet as described on the reverse side of this card, and that my instructions must be received by Broadridge Financial Solutions, Inc. no later than midnight on May 16, 2016. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account in the Level 3 Communications, Inc. 401(k) Plan will be voted in accordance with the terms of the Plan document and any other shares will not be voted. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. proxy Continued and to be signed on reverse side